   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 2000


                                                      REGISTRATION NO. 333-45700

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                          TENET HEALTHCARE CORPORATION
             (Exact name of registrant as specified in its charter)

            NEVADA                         8062                    95-2557091
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial
incorporation or organization)  Classification Code Number)   Identification No.)

                               3820 STATE STREET
                        SANTA BARBARA, CALIFORNIA 93105
                                 (805) 563-7000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               RICHARD B. SILVER
         SENIOR VICE PRESIDENT, ASSISTANT GENERAL COUNSEL AND SECRETARY
                          TENET HEALTHCARE CORPORATION
                               3820 STATE STREET
                        SANTA BARBARA, CALIFORNIA 93105
                                 (805) 563-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

                              NICHOLAS P. SAGGESE
                                  HENRY HAVRE
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                       300 SOUTH GRAND AVENUE, SUITE 3400
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                          TENET HEALTHCARE CORPORATION

                               OFFER TO EXCHANGE

                          9 1/4% SENIOR NOTES DUE 2010
                   FOR 9 1/4% SERIES B SENIOR NOTES DUE 2010
                        WHICH HAVE BEEN REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED


The exchange offer will expire at 5:00 p.m., New York City time, on October 24, 2000, unless extended.


Terms of the exchange offer:

    - We will issue up to $400,000,000 aggregate principal amount of new notes.

    - We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

    - You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

    - The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption "United States Federal Income Tax Consequences" beginning on page 52 for more information.

    - We will not receive any cash proceeds from the exchange offer.

    - The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

    - The exchange offer is the initial public offering of the new notes.

    - There is no established trading market for the new notes or the old notes. However, we intend to apply for listing of the new notes on The New York Stock Exchange.

SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


               The date of this prospectus is September 25, 2000.

                      WHERE YOU MAY FIND MORE INFORMATION

    We file reports, proxy statements, registration statements and other information with the Securities and Exchange Commission (the "SEC"). Our reports, proxy statements, registration statements and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site at http://www.sec.gov which contains our reports, proxy and information statements and other information. Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "THC." You also may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange at 618 South Spring Street, Los Angeles, California 90014 and 301 Pine Street, San Francisco, California 94104.

    We have filed with the SEC a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act with respect to our offering of new notes. This prospectus does not contain all of the information in the Registration Statement. You will find additional information about us and the new notes in the Registration Statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the Registration Statement or otherwise filed with the SEC.

    In the event that we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we will be required under the indenture for the new notes to continue to file with the SEC, and to furnish the holders of the new notes with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents that we filed with the SEC are incorporated in this prospectus by reference and are a part of this prospectus.

    - Our Annual Report on Form 10-K for the fiscal year ended May 31, 2000, filed on August 15, 2000.

    - Current Report on Form 8-K, dated June 13, 2000, filed on June 16, 2000.

    All documents that we file with the SEC, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and before the termination of the offering of the new notes will be incorporated by reference in this prospectus and will be a part of this prospectus from the day we file such documents. Any statement in this prospectus or in a document incorporated or deemed to be incorporated in this prospectus by reference will be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other document we file after this prospectus that also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Only the modified or superseded statement will be a part of this prospectus.


    This prospectus incorporates documents, including important business and financial information, by reference that are not part of this prospectus or delivered with this prospectus. We will provide without charge, if requested, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Please direct your requests to Tenet Healthcare Corporation, 3820 State Street, Santa Barbara, California 93105, Attention:
Richard B. Silver, Esq., Senior Vice President, Secretary and Assistant General Counsel (telephone number (805) 563-7000). Please make your request by October 9, 2000 to insure a timely delivery of the documents.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. THIS PROSPECTUS INCLUDES SPECIFIC TERMS OF THE NEW NOTES, AS WELL AS INFORMATION REGARDING OUR BUSINESS AND DETAILED FINANCIAL DATA. WE ENCOURAGE YOU TO READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE DISCUSSION OF RISKS AND UNCERTAINTIES AFFECTING OUR BUSINESS INCLUDED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 8, AND THE DOCUMENTS TO WHICH WE REFER YOU.

                          TENET HEALTHCARE CORPORATION

    We are the second-largest investor-owned healthcare services company in the United States. At May 31, 2000, our subsidiaries and affiliates (collectively "subsidiaries") owned or operated 110 general hospitals with 26,939 licensed beds and related healthcare facilities serving urban and rural communities in 17 states, and held investments in other healthcare companies. The related healthcare facilities included a small number of rehabilitation hospitals, specialty hospitals, long-term care facilities and a psychiatric facility and many medical office buildings located on the same campus as, or nearby, our general hospitals, various ancillary healthcare businesses, including outpatient surgery centers, home healthcare agencies, occupational and rural healthcare clinics, health maintenance organizations, a preferred provider organization, a managed care insurance company and physician practices.

    Our general hospitals offer a wide array of medical services and serve as the anchors for our regional healthcare delivery networks. These regional delivery networks, designed to provide a full spectrum of care throughout a community or region, may include a variety of types of ancillary services. We operate fully integrated regional networks in selected communities across the United States. We intend to continue our strategic acquisitions of and partnerships with additional general hospitals and related healthcare businesses in order to expand and enhance our integrated healthcare delivery systems.

    Our principal executive offices are located at 3820 State Street, Santa Barbara, California 93105, and our telephone number is (805) 563-7000. As of May 31, 2000, we and our subsidiaries employed approximately 107,000 people nationwide. We provide central support services to our hospitals from a Dallas-based operations center.

                               THE EXCHANGE OFFER

Old Notes.................................  9 1/4% Senior Notes due 2010, which we issued on June 16, 2000.

New Notes.................................  9 1/4% Series B Senior Notes due 2010, the issuance of which has been registered under the Securities Act of 1933. The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer............................  We are offering to issue up to $400,000,000 aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were sold in transactions under Rule 144A under the Securities Act.

Expiration Date; Tenders..................  The exchange offer will expire at 5:00 p.m., New York City time, on October 24, 2000, unless extended. By tendering your old notes, you represent to us that:

                                            -           you are not our "affiliate," as defined in Rule 405
                                                        under the Securities Act,

                                            -           any new notes you receive in the exchange offer are
                                                        being acquired by you in the ordinary course of your
                                                        business,

                                            -           at the time of commencement of the exchange offer,
                                                        neither you nor, to your knowledge, anyone receiving
                                                        new notes from you, has any arrangement or
                                                        understanding with any person to participate in the
                                                        distribution, as defined in the Securities Act, of the
                                                        new notes in violation of the Securities Act,

                                            -           if you are not a participating broker-dealer, you are
                                                        not engaged in, and do not intend to engage in, the
                                                        distribution of the new notes, as defined in the
                                                        Securities Act and

                                            -           if you are a broker-dealer, you will receive the new
                                                        notes for your own account in exchange for old notes
                                                        that were acquired by you as a result of your
                                                        market-making or other trading activities and that you
                                                        will deliver a prospectus in connection with any
                                                        resale of the new notes you receive. For further
                                                        information regarding resales of the new notes by
                                                        participating broker-dealers, see the discussion below
                                                        under the caption "Plan of Distribution" on page 55.

Withdrawal; Non-Acceptance................  You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on October 24,
                                            2000. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC"), any withdrawn or
                                            unaccepted old notes will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered old notes, see "The Exchange Offer--Terms of the
                                            Exchange Offer; Period for Tendering Old Notes" on page 21 and
                                            "The Exchange Offer--Withdrawal Rights" beginning on page 24.

Conditions to the
  Exchange Offer..........................  The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption "The
                                            Exchange Offer--Conditions to the Exchange Offer" beginning on page 25 for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes........  Unless you comply with the procedures described below under the caption "The Exchange Offer--Guaranteed Delivery Procedures" on
                                            page 24, you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

                                            -           tender your old notes by sending the certificates for
                                                        your old notes, in proper form for transfer, a
                                                        properly completed and duly executed letter of
                                                        transmittal, with any required signature guarantees,
                                                        and all other documents required by the letter of
                                                        transmittal, to The Bank of New York, as exchange
                                                        agent, at one of the addresses listed below under the
                                                        caption "The Exchange Offer--Exchange Agent" on
                                                        page 26, or

                                            -           tender your old notes by using the book-entry transfer
                                                        procedures described below and transmitting a properly
                                                        completed and duly executed letter of transmittal,
                                                        with any required signature guarantees, or an agent's
                                                        message instead of the letter of transmittal, to the
                                                        exchange agent. In order for a book-entry transfer to
                                                        constitute a valid tender of your old notes in the
                                                        exchange offer, The Bank of New York, as exchange
                                                        agent, must receive a confirmation of book-entry
                                                        transfer of your old notes into the exchange agent's
                                                        account at DTC prior to the expiration or termination
                                                        of the exchange offer. For more information regarding
                                                        the use of book-entry transfer procedures, including a
                                                        description of the required agent's message, see the
                                                        discussion below under the caption "The Exchange
                                                        Offer--Book Entry Transfers" beginning on page 23.

Guaranteed Delivery Procedures............  If you are a registered holder of the old notes and wish to tender your old notes in the exchange offer, but

                                            -           the old notes are not immediately available,

                                            -           time will not permit your old notes or other required
                                                        documents to reach the exchange agent before the
                                                        expiration or termination of the exchange offer, or

                                            -           the procedure for book-entry transfer cannot be
                                                        completed prior to the expiration or termination of
                                                        the exchange offer,

                                            then you may tender old notes by following the procedures
                                            described below under the caption "The Exchange Offer--Guaranteed
                                            Delivery Procedures" on page 24.

Special Procedures for Beneficial
  Owners..................................  If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

United States Federal Income Tax
  Consequences............................  The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption "United
                                            States Federal Income Tax Consequences" beginning on page 52 for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds...........................  We will not receive any cash proceeds from the exchange offer.

Exchange Agent............................  The Bank of New York is the exchange agent for the exchange offer.
                                            You can find the addresses and telephone number of the exchange agent below under the caption "The Exchange Offer--Exchange Agent"
                                            on page 26.

Resales...................................  Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities
                                            Act. However, you will not be able to freely transfer the new notes if:

                                            -           you are our "affiliate," as defined in Rule 405 under
                                                        the Securities Act,

                                            -           you are not acquiring the new notes in the exchange
                                                        offer in the ordinary course of your business,

                                            -           you have an arrangement or understanding with any
                                                        person to participate in the distribution, as defined
                                                        in the Securities Act, of the new notes, you will
                                                        receive in the exchange offer or

                                            -           you are a participating broker-dealer that receives
                                                        new notes for its own account in the exchange offer in
                                                        exchange for old notes that were acquired as a result
                                                        of market-making or other trading activities.

                                            If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes.

                    CONSEQUENCES OF NOT EXCHANGING OLD NOTES

    If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

    - if they are registered under the Securities Act and applicable state securities laws,

    - if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws or

    - if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

    We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes" on page 27 and "Description of Notes--Registration Rights; Liquidated Damages" beginning on page 50.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

    THE TERMS OF THE NEW NOTES AND THOSE OF THE OUTSTANDING OLD NOTES ARE SUBSTANTIALLY IDENTICAL, EXCEPT THAT THE TRANSFER RESTRICTIONS AND REGISTRATION RIGHTS RELATING TO THE OLD NOTES DO NOT APPLY TO THE NEW NOTES. IN ADDITION, IF WE DO NOT HAVE AN EFFECTIVE SHELF REGISTRATION STATEMENT ON FILE WITH THE SEC TO REGISTER THE OLD NOTES ON OR PRIOR TO FEBRUARY 11, 2001 OR IF THE EXCHANGE OFFER IS NOT COMPLETED ON OR BEFORE THE 30TH BUSINESS DAY AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE, WE WILL BE REQUIRED TO PAY LIQUIDATED DAMAGES TO EACH HOLDER OF OLD NOTES UNTIL WE CURE THE REGISTRATION DEFAULT. SEE "DESCRIPTION OF NOTES--REGISTRATION RIGHTS; LIQUIDATED DAMAGES" BEGINNING ON PAGE 50.

Maturity Date........................  September 1, 2010.

Interest Payment Dates...............  March 1 and September 1, commencing March 1, 2001.

Listing..............................  We intend to apply for listing of the new notes on The New
                                       York Stock Exchange.

Mandatory Redemption.................  None.

Optional Redemption..................  The new notes will be redeemable, in whole, at any time, or in part, from time to time, at our option, at a redemption price equal to the Make-Whole Price. See "Description of
                                       Notes--Optional Redemption" beginning on page 29.

Change of Control....................  Upon a Change of Control Triggering Event, each holder of new notes will have the right to require us to repurchase
                                       such holder's new notes at 101% of the principal amount
                                       thereof, plus accrued and unpaid interest to the date of
                                       repurchase. However, the terms of outstanding indebtedness, including our bank credit facility, will likely prevent us from repurchasing the new notes upon the occurrence of a
                                       Change of Control Triggering Event. See "Risk Factors--We
                                       may be unable to raise the funds necessary to finance the
                                       change of control offer required by the indenture relating to the notes." on page 15 and "Description of
                                       Notes--Repurchase at the

                                       Option of Holders Upon a Change of Control" beginning on
                                       page 30.

Ranking..............................  The new notes will be general unsecured obligations ranking senior to all our subordinated indebtedness and equal in
                                       right of payment with all our other existing and future
                                       unsubordinated indebtedness. On an as adjusted basis, as of
                                       May 31, 2000, after giving effect to the offering of the old notes, approximately $1.9 billion in principal amount of our outstanding indebtedness by its terms would have been
                                       subordinated to the notes. On an as adjusted basis, as of
                                       May 31, 2000, after giving effect to the offering of the old notes, our senior debt would have been approximately $3.7
                                       billion. In addition, the new notes will be effectively
                                       subordinated to all of the outstanding debt of our
                                       subsidiaries which, as of May 31, 2000, was approximately
                                       $100 million (excluding trade payables of approximately $700 million, intercompany debt and other obligations). See
                                       "Capitalization" on page 19 and "Description of
                                       Notes--General" on page 28.

Covenants............................  The indenture governing the new notes contains covenants including, but not limited to, covenants limiting or
                                       prohibiting:

                                       -  the incurrence by us and our subsidiaries of additional indebtedness,

                                       -  the payment of dividends on and the redemption of capital stock by us,

                                       -  the creation of liens securing indebtedness,

                                       -  restrictions on the ability of subsidiaries to pay
                                          dividends,

                                       -  transactions with affiliates and

                                       -  our ability to consolidate or merge with or into, or to transfer all or substantially all of our assets to,
                                          another person.

                                       See "Description of Notes--Covenants" beginning on page 31.

                                  RISK FACTORS

    You should carefully consider all of the information contained in this prospectus before deciding to tender your old notes in the exchange offer. In particular, you should carefully review the specific factors described below under the caption "Risk Factors" beginning on page 8, which contain important information about us and the risks that may affect our business.

                         SUMMARY FINANCIAL INFORMATION

    Summary financial information for fiscal years ended May 31, 1998, 1999, and 2000 follows. The information for each fiscal year is from our consolidated financial statements and underlying accounting records. You also should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes, the report of our independent auditors and report of management included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2000, incorporated in this prospectus by reference.

                                                                    YEAR ENDED MAY 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
                                                                  (DOLLARS IN MILLIONS)
OPERATING RESULTS:
Net operating revenues......................................   $9,895    $10,880    $11,414
Operating expenses:
  Salaries and benefits.....................................    4,052      4,412      4,508
  Supplies..................................................    1,375      1,525      1,595
  Provision for doubtful accounts...........................      588        743        851
  Other operating expenses..................................    2,071      2,342      2,525
  Depreciation..............................................      347        421        411
  Amortization..............................................      113        135        122
  Impairment and other unusual charges(1)...................      221        363        355
                                                               ------    -------    -------
Operating income............................................    1,128        939      1,047
Interest expense............................................     (464)      (485)      (479)
Investment earnings.........................................       22         27         22
Minority interests in income of consolidated subsidiaries...      (22)        (7)       (21)
Net gains (losses) on disposals of facilities and long-term
  investments...............................................      (17)        --         49
                                                               ------    -------    -------
Income from continuing operations before income taxes.......      647        474        618
Income taxes................................................     (269)      (225)      (278)
                                                               ------    -------    -------
Income from continuing operations...........................   $  378    $   249    $   340
                                                               ======    =======    =======
Ratio of earnings to fixed charges(2).......................     2.1x       1.8x       2.0x

                                                                      AS OF MAY 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
                                                                  (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital.............................................  $ 1,182    $ 1,940    $ 1,682
Total assets................................................  $12,774    $13,771    $13,161
Long-term debt, excluding current portion...................  $ 5,829    $ 6,391    $ 5,668
Shareholders' equity........................................  $ 3,558    $ 3,870    $ 4,066

--------------------------

(1) In the fourth quarter of the year ended May 31, 1998, we recorded impairment and other unusual charges of $221 million relating to: (1) the closure or sale of five hospitals and several home health agencies; (2) write-offs of goodwill and other assets; and (3) write-offs of carrying values of long lived assets. In the fourth quarter of the year ended May 31, 1999, we recorded impairment and other unusual charges of $363 million relating to:
    (1) our plan to sell 20 general hospitals and close one general hospital and one speciality hospital; (2) the impairment of the carrying values of property, equipment and goodwill; and (3) the implementation of hospital cost control programs and general overhead reduction plans. In the third and fourth quarters of the year ended May 31, 2000, we recorded impairment and other unusual charges of $355 million relating to: (1) our plan for termination or expiration of certain employment and management contracts with approximately 440 physicians and (2) the closure or sale of five general hospitals and other property and equipment.

(2) We calculate our ratio of earnings to fixed charges by dividing income from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of financing costs, and that portion of rental expense representing the interest component of rental expense. For the years ended May 31, 1998 through 2000, the interest component of rental expense was $89 million, $91 million and $90 million, respectively.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THE PROSPECTUS, BEFORE TENDERING YOUR OLD NOTES IN THE EXCHANGE OFFER. WHEN WE USE THE TERM "NOTES" IN THIS PROSPECTUS, THE TERM INCLUDES THE 9 1/4% OLD NOTES AND THE 9 1/4% NEW NOTES.

HOLDERS WHO FAIL TO EXCHANGE THEIR OLD NOTES WILL CONTINUE TO BE SUBJECT TO RESTRICTIONS ON TRANSFER.

    If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes" and "United States Federal Income Tax Consequences."

    We believe that new notes issued in exchange for old notes pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus so long as you (1) are not one of our "affiliates," which is defined in Rule 405 of the Securities Act and (2) acquire the new notes in the ordinary course of your business and, unless you are a broker dealer, you do not have any arrangement or understanding with any person to participate in the distribution of such new notes. Our belief is based on interpretations by the SEC's staff in no-action letters issued to third parties. Please note that the SEC has not considered our exchange offer in the context of a no-action letter and we cannot assure you that the SEC's staff would make a similar determination with respect to our exchange offer.

    Unless you are a broker-dealer, you must acknowledge that you are not engaged in, and do not intend to engage in, a distribution of the new notes and that you have no arrangement or understanding to participate in a distribution of the new notes. If you are one of our affiliates, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    If you are a broker-dealer and receive new notes for your own account pursuant to the exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer, you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities. For a period of 90 days after the expiration or termination of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    In addition, you may offer or sell the new notes in certain jurisdictions only if they have been registered or qualified for sale there, or an exemption from registration or qualification is available and is complied with. Subject to the limitations specified in the registration rights agreement, we will register or qualify the new notes for offer or sale under the securities laws of any jurisdictions that you reasonably request in writing. Unless you request that the sale of the new notes be registered or qualified in a jurisdiction, we currently do not intend to register or qualify the sale of the new notes in any jurisdiction.

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OUR SUBSTANTIAL INDEBTEDNESS AND THE RESTRICTIVE COVENANTS IMPOSED BY OUR BANK
CREDIT FACILITY AND INDENTURES COULD RESTRICT OUR ABILITY TO FUND FUTURE OPERATIONS, PURSUE BUSINESS OPPORTUNITIES AND FULFILL OUR OBLIGATIONS UNDER THE NOTES.

AMOUNT OF LEVERAGE

    As of May 31, 2000, we, including our subsidiaries, had approximately
$5.7 billion of outstanding indebtedness, including the current portion of long-term debt and excluding obligations to trade creditors, and approximately $4.1 billion of shareholders' equity. Outstanding indebtedness was approximately 58.2% of our total capitalization, which was approximately $9.7 billion. Because we used the proceeds from the offering of the old notes to repay existing indebtedness, on an as adjusted basis, as of May 31, 2000, after giving effect to the offering of the old notes, our indebtedness was the same. See "Capitalization."

RESTRICTIVE COVENANTS

    Our bank credit facility contains various covenants that limit our ability to engage in certain transactions. Those covenants:

    - limit our and our subsidiaries' ability to borrow and to place liens on our and their assets,

    - limit our investments and the sale of all or substantially all of our assets,

    - limit our prepayment of subordinated debt,

    - prohibit us from purchasing our stock or paying dividends unless our senior long-term unsecured debt securities are rated BBB- or higher by Standard and Poors' Rating Services and Baa3 or higher by Moody's Investors Service, Inc.,

    - require us to maintain a minimum consolidated net worth and

    - require us to comply with coverage ratio tests.

    The indentures governing our debt securities, including the notes, include covenants of a similar nature. Our failure to comply with any of these covenants could result in an event of default under our indebtedness, including the notes. That in turn could cause an event of default to occur under all or substantially all of our other outstanding indebtedness. See "Description of Notes--Covenants."

EFFECT ON ABILITY TO FINANCE FUTURE OPERATIONS

    Although we believe that cash generated from operations, amounts available under our bank credit facility and our ability to access capital markets will be sufficient to allow us to make future investments, we cannot assure you that we will be able to obtain the funds necessary to make such investments. Our level of indebtedness relative to our total capitalization and the covenants described above may adversely affect the terms under which we would be able to finance our future operations. Those factors also could limit our ability to pursue business opportunities that may be in our interests. In particular, changes in medical technology, existing, proposed and future legislation, regulations and the interpretation thereof, and the increasing importance of entering into contracts with health maintenance organizations, or HMOs, and other managed care companies and being part of or creating integrated healthcare delivery systems may require significant investments in facilities, equipment, personnel and services. Furthermore, tax-exempt or government-owned competitors have certain financial advantages such as endowments, charitable contributions, tax-exempt financing and exemption from sales, property and income taxes not available to us, providing those competitors with a potential competitive advantage in making such investments.

OUR INABILITY TO EXPAND OUR INTEGRATED HEALTHCARE SYSTEMS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OVERALL BUSINESS.

OUR STRATEGY

    An important part of our business strategy is expanding and enhancing our integrated healthcare delivery systems and services through the acquisition of, and partnerships and affiliations with, hospitals, groups of hospitals, other healthcare businesses and ancillary healthcare providers, including attracting and retaining physicians to practice at our hospitals.

    We continue to evaluate our portfolio of hospitals. During the 2000 fiscal year, we sold 17 general hospitals, closed three general hospitals and terminated the lease of one general hospital. The hospitals' sales and closures were part of our plan to sell or close non-strategic hospitals in order to strengthen our organization by concentrating on markets in which we already have a strong presence.

INDUSTRY-RELATED CONSIDERATIONS

    Several factors have caused our pace for acquisitions of, and partnerships and affiliations with, general hospitals to slow. First, many states have enacted, and other states are considering enacting, legislation that requires public hearings about or state approval of conversions of not-for-profit hospitals to for-profit status and acquisitions of not-for-profit hospitals by for-profit companies. These reviews and hearings have resulted in it taking longer to acquire not-for-profit hospitals. Second, not-for-profit boards have become more deliberative in the process of selling their hospitals and increasingly are engaging investment bankers or other third parties to assist with the sale process. Third, start-up companies and financially strong not-for-profit bidders--alone or in consortiums--continue to compete with us for acquisitions. As a result, we did not acquire as many hospitals as we otherwise might have in fiscal 2000. Finally, a recent revenue ruling by the Internal Revenue Service has had a negative effect on the formation of certain joint ventures between not-for-profit and for-profit corporations. In the past, relationships established through joint ventures with not-for-profit corporations have led to acquisition opportunities.

EFFECT ON ABILITY TO CONSUMMATE AND INTEGRATE ADDITIONAL ACQUISITIONS,
  PARTNERSHIPS OR AFFILIATIONS

    We cannot assure you that suitable acquisitions, partnerships and/or affiliations can be consummated on terms favorable to us or that we can obtain financing for such acquisitions, if necessary. Furthermore, we cannot assure you that even if we continue to acquire and/or enter into partnerships or affiliations with additional facilities and related healthcare service providers in the geographic areas in which we currently operate, federal and state regulatory agencies would not constrain our ability to grow. Finally, we cannot assure you that we will be able to operate profitably, or effectively integrate the operations of or otherwise achieve the intended benefits from, any hospitals, facilities, businesses or other assets we may acquire or with which we may enter into partnerships or affiliations.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY IN OUR INDUSTRY, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND OUR ABILITY TO SATISFY OUR OBLIGATIONS UNDER THE NOTES.

    The healthcare industry, including our company, in recent years has had to contend with increased competition for patients and staff physicians, excess capacity at general hospitals, a shift from inpatient to outpatient treatment settings and increased consolidation. The increased competition as well as the factors described below have led to increased emphasis on the use of alternative healthcare delivery systems, such as home health services, outpatient surgery and emergency and diagnostic centers. That in turn has resulted in certain conditions being treated and certain procedures being performed outside of general hospitals, which has reduced the number and the length of general hospital stays, led to a higher acuity level for patients who are admitted to general hospitals and resulted in higher costs. The principal factors contributing to these trends are advances in medical technology and pharmaceuticals, cost-containment efforts by governmental payors, managed care payors, employers and traditional healthcare insurers, changes in regulations and reimbursement policies, increases in the number and type of competing healthcare providers and changes in physician practice patterns. We expect these trends and factors to continue to adversely impact our general hospitals.

    The revenues and operating results of most of our hospitals are significantly affected by the hospitals' ability to negotiate favorable contracts with HMOs and other managed care payors. Our future success will depend, in part, on our hospitals' ability to continue to attract and retain staff physicians, to enter into managed care contracts and to organize and structure integrated healthcare delivery systems. We cannot assure you that our hospitals will continue to be able to, on terms favorable to us, attract and retain physicians to their staffs, enter into managed care contracts or organize and structure integrated healthcare delivery systems, for which other healthcare companies, including some with greater financial resources or a wider range of services, may be competing. We expect pressures imposed by government and private payors and the increasing percentage of business negotiated with purchasers of group healthcare services to continue to affect our per-patient revenues adversely.

INDUSTRY CHANGES AND TRENDS COULD MATERIALLY HARM OUR BUSINESS.

GOVERNMENT PROGRAMS

    Payments from government programs, such as Medicare and Medicaid, accounted for approximately 41% of our net operating revenues for the fiscal year ended May 31, 2000. Legislative changes, including the Balanced Budget Act of 1997, have resulted in limitations on and, in some cases, reductions in levels of payments to, healthcare providers under government programs. The act is being phased in over a period of five years beginning October 1, 1997. Pressures to control healthcare costs and a shift from traditional Medicare managed care plans after the act was enacted have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans. We generally receive lower payments per patient from managed care payors than we do from traditional insurers. We do not expect the aggregate effect of the reduced payments, however, to have a material adverse effect on our business, financial condition or results of operations.

PRIVATE PAYOR REVIEW PROCEDURES AND PAYMENT PRESSURES

    Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required pre-admission authorization and utilization review and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors also are expected to continue. Although we are unable to predict the effect these changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on our business, financial condition or results of operations.

UTILIZATION REVIEW

    Controls imposed by government and private payors designed to reduce admissions and lengths of stay have affected and are expected to continue to affect our facilities. For example, certain treatments and procedures are performed less often due to such controls, including utilization review. Utilization review entails the review of the admission and course of treatment of a patient by a third party. Utilization review by third-party peer review organizations, or PROs, is required in connection with providing care paid for by Medicare and Medicaid. Utilization review by third parties also is a requirement of many managed care arrangements.

ENHANCED REGULATION OF THE HEALTHCARE INDUSTRY COULD HARM OUR FINANCIAL CONDITION AND INHIBIT OUR ABILITY TO SATISFY OUR OBLIGATIONS UNDER THE NOTES.

    Health care, as one of the largest industries in the United States, continues to attract much legislative interest and public attention. Changes in the Medicare, Medicaid and other programs, hospital cost-containment initiatives by public and private payors, proposals to limit payments and healthcare spending and industry-wide competitive factors are highly significant to the healthcare industry. In addition, the healthcare industry is governed by a framework of federal and state laws, rules and regulations that are extremely complex and for which the industry has the benefit of little or no regulatory or judicial interpretation. Although we believe we are in compliance in all material respects with such laws, rules and regulations, if a determination is made that we were in material violation of such laws, rules or regulations, our operations and financial results could be materially adversely affected.

    The Balanced Budget Act of 1997 has had the effect of reducing payments to hospitals and other healthcare providers under the Medicare program. The reductions in payments and other changes mandated by the Balanced Budget Act of 1997 have had a significant effect on our revenues under the Medicare program. In addition, there continue to be federal and state proposals that would, and actions that do, impose more limitations on payments to providers such as us and proposals to increase copayments and deductibles from patients.

    Our facilities are affected by controls imposed by government and private payors designed to reduce admissions and lengths of stay. For all providers, such controls, including utilization review, discussed above, have resulted in fewer of certain treatments and procedures being performed.

    Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Various states have applied, or are considering applying, for a federal waiver from current Medicaid regulations to allow them to serve some of their Medicaid participants through managed care providers. Texas was denied a waiver under Section 1115 of the Balanced Budget Act of 1997 but is in the process of implementing regional managed care programs under a more limited waiver. Texas also has applied for federal funds for children's health programs under the Balanced Budget Act of 1997. Louisiana is considering wider use of managed care for its Medicaid population. California created a voluntary health insurance purchasing cooperative that seeks to make healthcare coverage more affordable for businesses with five to 50 employees and changed the payment system for participants in its Medicaid program in certain counties from fee-for-service arrangements to managed care plans. Florida also has legislation, and other states are considering adopting legislation, imposing a tax on net revenues of hospitals to help finance or expand the provision of healthcare to uninsured and underinsured persons. A number of other states are considering the enactment of managed care initiatives designed to provide universal low-cost coverage. These proposals also may attempt to include coverage for some people who currently are uninsured.

ANTIKICKBACK AND SELF-REFERRAL REGULATIONS

    The healthcare industry is subject to extensive federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and prices for services. In particular, Medicare and Medicaid antikickback and antifraud and abuse amendments codified under Section 1128B(b) of the Social Security Act (the "Antikickback Amendments") prohibit certain business practices and relationships that might affect the provision and cost of healthcare services payable under Medicare, Medicaid and other government programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid for by such programs. Sanctions for violating the Antikickback Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as the Medicare and Medicaid programs. Many states have statutes similar to the federal Antikickback Amendments, except that the state statutes usually apply to referrals for services reimbursed by all third-party payors, not just federal programs.

    In addition, it is a violation of the Federal Civil Monetary Penalties Law to offer or transfer anything of value to Medicare or Medicaid beneficiaries that is likely to influence their decision to obtain covered goods or services from one provider or service rather than another. Any person or entity that files a false claim for payment or reimbursement from the federal government also is subject to civil and criminal penalties under the False Claims Act.

    In addition to addressing other matters, as discussed below, the Health Insurance Portability and Accountability Act of 1996 amends Title XI
(42U.S.C. 1301 et seq.) to broaden the scope of current fraud and abuse laws to include all health plans, whether or not payments under such health plans are made pursuant to a federal program.

    Section 1877 of the Social Security Act (commonly referred to as the "Stark" laws) restricts referrals by physicians of Medicare, Medicaid and other government-program patients to providers of a broad range of designated health services with which they have ownership or certain other financial arrangements.
Section 1877 was amended effective January 1, 1995, to significantly broaden the original scope of prohibited referrals. A violation of the Stark laws may result in a denial of payment, required refunds to patients and to the Medicare program, civil monetary penalties of up to $15,000 for each violation, civil monetary penalties of up to $100,000 for "sham" arrangements, civil monetary penalties of up to $10,000 for each day in which an entity fails to report required information and exclusion from participation in the Medicare, Medicaid and other federal programs. Violations of the Stark laws also may result in violations of the False Claims Act. Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care. Our participation in and development of joint ventures and other financial relationships with physicians could be adversely affected by these amendments and similar state enactments.

    The federal government has issued regulations that describe some of the conduct and business relationships that are permissible under the Antikickback Amendments ("Safe Harbors"). The fact that certain conduct or a given business arrangement does not fall within a Safe Harbor does not necessarily render the conduct or business arrangement PER SE illegal under the Antikickback Amendments. Such conduct and business arrangements, however, do risk increased scrutiny by government enforcement authorities. We may be less willing than some of our competitors to enter into conduct or business arrangements that do not clearly satisfy the Safe Harbors. Passing up certain of those opportunities of which our competitors are willing to take advantage may put us at a competitive disadvantage. We have a voluntary regulatory compliance program and systematically review all of our operations to ensure that they comply with the Antikickback Amendments, the Stark laws and similar state statutes.

    Both federal and state government agencies are continuing heightened and coordinated civil and criminal enforcement efforts. As part of an announced work plan, the government has begun to scrutinize, among other things, the terms of acquisitions of physician practices by companies that own hospitals, coding practices related to certain clinical laboratory procedures and coding practices related to transfers to another facility. We believe that the healthcare industry will continue to be subject to increased government scrutiny and investigations.

    Another trend impacting the healthcare industry today is the increased use of the False Claims Act by individuals. Such qui tam or "whistleblower" actions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. If the government intervenes in the action and prevails, the party filing the initial complaint may share in a portion of any settlement or judgment. If the government does not intervene in the action, the qui tam

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
plaintiff may pursue the action independently. Although companies in the healthcare industry in general and we in particular may be periodically subject to qui tam actions, we are unable to predict the impact of such actions on our business, financial condition or results of operations.

    We are unable to predict the future course of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on our business, financial condition and results of operations.

HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996

    The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") mandates the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry. Ensuring privacy and security of patient information--"accountability"- is one of the key factors driving the legislation. The other major factor--"portability"--refers to Congress' intention to ensure that individuals may take their medical and insurance records with them if they change employers.

    HIPAA will bring about significant and costly changes in healthcare. It mandates new security measures, sets standards for electronic signatures, standardizes a method for identifying providers, employers, health plans and patients, requires that the healthcare industry utilize the most efficient method to codify data and significantly changes the manner in which hospitals communicate with payors.

    HIPAA's security and privacy regulations currently are scheduled to be finalized by the United States Department of Health and Human Services in September 2000. Once the regulations are finalized, we will have approximately two years to be fully compliant. Sanctions for failing to comply with HIPAA include criminal penalties and civil sanctions.

    We are evaluating the effect of HIPAA and have initiated a plan designed to allow us to comply with the HIPAA regulations as they have been adopted to date. At this time, we anticipate that we will be able to fully comply with those HIPAA requirements that have been adopted. However, we cannot at this time estimate the cost of such compliance. Based on our current knowledge, we believe that the cost of our compliance will not have a material adverse effect on our business, financial condition or results of operations.

HEALTH CARE FACILITY LICENSING REQUIREMENTS

    Our healthcare facilities are subject to extensive federal, state and local legislation and regulation. In order to maintain their operating licenses, healthcare facilities must comply with strict standards concerning medical care, equipment and hygiene. Various licenses and permits also are required in order to dispense narcotics, operate pharmacies, handle radioactive materials and operate certain equipment. Our healthcare facilities hold all required governmental approvals, licenses and permits. Except for one small hospital that has not sought accreditation, each of our facilities that is eligible for accreditation is fully accredited by the Joint Commission on Accreditation of Healthcare Organizations, the Commission on Accreditation of Rehabilitation Facilities (in the case of rehabilitation hospitals), the American Osteopathic Association (in the case of osteopathic hospitals) or another appropriate accreditation agency. With such accreditation, our hospitals are eligible to participate in government-sponsored provider programs such as the Medicare and Medicaid programs. The one hospital that is not accredited participates in the Medicare program through a special waiver that must be renewed each year.

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    We are unable to predict the future course of federal, state or local healthcare legislation. Further changes in the law or regulatory framework that reduce our revenues or increase our costs could have a material adverse effect on our business, financial condition or results of operations.

OUR LIABILITY FOR DAMAGES DUE TO LEGAL PROCEEDINGS MAY BE SIGNIFICANT.

    We have been involved in significant civil litigation of an unusual nature related principally to our subsidiaries' discontinued psychiatric business. On July 19, 2000, we entered into an agreement in principle to settle substantially all of such civil litigation. As a result, we posted a $19 million after-tax charge to discontinued operations in the fourth quarter of fiscal 2000 to reflect this settlement.

    In the normal course of business we also are subject to claims and lawsuits. We believe that our liability for damages resulting from such claims and lawsuits in the normal course of business is adequately covered by insurance or is adequately provided for in our consolidated financial statements.

WE MAY BE UNABLE TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE RELATING TO THE NOTES.

    Upon the occurrence of a Change of Control Triggering Event, you may require us to purchase your notes at 101% of their principal, plus accrued and unpaid interest to the date of purchase. Please note, however, that events that would constitute a Change of Control also would constitute an event of default under our existing bank credit facility. The occurrence of an event of default under our existing bank credit facility will constitute an event of default under the indentures governing our outstanding debt securities. Accordingly, it is unlikely that we would be able to fulfill our obligation to repurchase any notes if a Change of Control Triggering Event occurs. Any of our future credit agreements or other agreements relating to indebtedness may contain similar restrictions and provisions. We cannot assure that we will have the financial resources to purchase your notes in the event of a Change of Control Triggering Event, particularly if such Change of Control Triggering Event requires us to refinance, or results in the acceleration of, other indebtedness.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES WILL BE EFFECTIVELY JUNIOR TO OBLIGATIONS OF OUR SUBSIDIARIES. WE MUST RELY ON OUR SUBSIDIARIES FOR FUNDS NECESSARY TO MEET OUR FINANCIAL OBLIGATIONS, INCLUDING THE NOTES.

SUBSIDIARY OPERATIONS

    Our operations are and will be conducted by our subsidiaries. Similarly, substantially all of our assets are and will be owned by our subsidiaries. Accordingly, your notes will be effectively subordinated to all existing and future obligations and other liabilities (including trade payables) of our subsidiaries. Any right we have to the assets of each of our subsidiaries upon the liquidation, reorganization or insolvency of such subsidiaries (and consequently your right as a holder of notes to participate in those assets) will be effectively subordinated to the claims of the creditors (including trade creditors) and preferred stockholders, if any, of such subsidiaries, except to the extent we have a claim against such subsidiaries as a creditor of such subsidiaries.

    As of May 31, 2000, we, including our subsidiaries, had total indebtedness of approximately $5.7 billion. That figure includes (1) approximately
$100 million of our subsidiaries' indebtedness (excluding approximately
$700 million of obligations to trade creditors), all of which is structurally senior to the notes, (2) approximately $1.9 billion of subordinated debt and
(3) approximately $3.7 billion of senior debt. Indebtedness of our subsidiaries and obligations of our subsidiaries to trade creditors is structurally senior to the notes since, in the event of our bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the notes only after our subsidiaries' indebtedness and obligations to trade creditors are paid in full. Because we stand as an equity holder, rather than a creditor, of our subsidiaries, creditors of our

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
subsidiaries will have their debt satisfied out of our subsidiaries' assets before our creditors, including the note holders.

    If any claims we may have as a creditor of a subsidiary are recognized, such claims would be subject to any security interest in the assets of such subsidiary and subordinate to any indebtedness of such subsidiary senior to that held by us.

OUR SUBSIDIARIES DO NOT GUARANTEE REPAYMENT OF THE NOTES.

    Our ability to make required principal and interest payments on our indebtedness, including the notes, depends on the earnings of our subsidiaries and on our ability to receive dividends or other payments from such subsidiaries. Please note that the notes are our obligations only. Our subsidiaries are not obligated or required to pay any amounts due pursuant to the notes or to make dividends or advances to us.

OUR FUTURE OPERATING RESULTS COULD DIFFER MATERIALLY FROM FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS.

    Certain statements contained in this prospectus, and in the documents incorporated herein by reference, including, without limitation, statements containing the words "believes," "anticipates," "expects," "will," "may," "might," "should," "estimates," "intends," "appears" and words of similar import, and statements regarding our business strategy and plans, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our management's current expectations and involve known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

    - general economic and business conditions, both nationally and regionally,

    - industry capacity,

    - demographic changes,

    - existing laws and government regulations and changes in, or the failure to comply with, laws and governmental regulations,

    - legislative proposals for healthcare reform,

    - the ability to enter into managed care provider arrangements on acceptable terms,

    - a shift from fee-for-service payments to capitated and other risk-based payment systems,

    - a shift from traditional Medicare and Medicaid reimbursement to Medicare and Medicaid managed care plans,

    - changes in Medicare and Medicaid payment or reimbursement levels,

    - liability and other claims asserted against us,

    - competition,

    - the loss of any significant customers,

    - technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, healthcare,

    - changes in business strategy or development plans,

    - the ability to attract and retain qualified personnel, including physicians, nurses and other healthcare professionals,

    - our significant indebtedness,

    - the availability of suitable acquisition opportunities and the length of time it takes to accomplish acquisitions,

    - our ability to integrate new businesses with our existing operations,

    - the availability and terms of capital to fund the expansion of our business, including the acquisition of additional facilities and

    - other factors referenced in this prospectus and in the documents incorporated herein by reference.

    GIVEN THESE UNCERTAINTIES, WE CAUTION YOU TO NOT PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. We disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES.

    There is no established trading market for the new notes or the old notes. Although Donaldson, Lufkin & Jenrette Securities Corporation, one of the initial purchasers in the offering of the old notes, has informed us that it currently intends to make a market in the new notes, it has no obligation to do so and may discontinue making a market at any time without notice.

    We intend to apply for listing of the new notes on The New York Stock Exchange. The liquidity of any market for the new notes will depend upon the number of holders of the new notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the new notes and other factors relating to us. A liquid trading market may not develop for the new notes. In addition, to the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected.

SOME HOLDERS WHO EXCHANGE THEIR OLD NOTES MAY BE DEEMED TO BE UNDERWRITERS.

    If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

YOU MUST COMPLY WITH THE EXCHANGE OFFER PROCEDURES IN ORDER TO RECEIVE NEW, FREELY TRADABLE NOTES.

    Subject to the conditions set forth under "The Exchange Offer--Conditions to the Exchange Offer," delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

    - certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the Exchange Agent's account at DTC, New York, New York as depository, including an Agent's Message (as defined) if the tendering holder does not deliver a letter of transmittal,

    - a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message in lieu of the letter of transmittal, and

    - any other documents required by the letter of transmittal.

    Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer--Procedures for Tendering Old Notes and "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes."

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer.

                                 CAPITALIZATION

    The following table sets forth, as of May 31, 2000, (a) our historical capitalization and (b) our capitalization, on an as adjusted basis, to give effect to the offering of the old notes.

                                                                 AS OF MAY 31, 2000
                                                              ------------------------
                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN MILLIONS)
Current portion of long-term debt...........................    $    9        $    9
                                                                ------        ------
Long-term debt net of current portion:
  Loans payable to banks, unsecured.........................     1,442         1,047
  8 5/8% Senior Notes due 2003..............................       500           500
  7 7/8% Senior Notes due 2003..............................       400           400
  8% Senior Notes due 2005..................................       900           900
  7 5/8% Senior Notes due 2008..............................       350           350
  9 1/4% Senior Notes due 2010..............................        --           400
  8 5/8% Senior Subordinated Notes due 2007.................       700           700
  8 1/8% Senior Subordinated Notes due 2008.................     1,005         1,005
  6% Exchangeable Subordinated Notes due 2005...............       320           320
  Other debt(1).............................................        51            46
                                                                ------        ------
    Total long-term debt, net of current portion............     5,668         5,668
                                                                ======        ======
Shareholders' equity:
  Tenet common stock, par value $0.075, authorized
    700,000,000 shares; issued 317,214,748 shares(2)........        24            24
  Other shareholders' equity................................     4,112         4,112
  Less treasury stock, at cost, 3,754,708 shares............       (70)          (70)
                                                                ------        ------
    Total shareholders' equity..............................     4,066         4,066
                                                                ------        ------
    Total capitalization(3).................................    $9,743        $9,743
                                                                ======        ======

------------------------

(1) Includes other notes payable and capitalized lease obligations less $73 million of unamortized debt discounts related to several issues of debt, including the 9 1/4% Senior Notes due 2010. See Note 6 of the notes to our Consolidated Financial Statements incorporated herein by reference.

(2) Does not include 52,948,402 shares of our common stock reserved for issuance upon exercise of options.

(3) Includes the current portion of long-term debt.

                         SELECTED FINANCIAL INFORMATION

    Set forth below is our selected financial information for each of the fiscal years in the five-year period ended May 31, 2000. The selected financial information for each of the fiscal years is from our consolidated financial statements, which have been audited by KPMG LLP, our independent auditors, and from our underlying accounting records.

    All information included in the following tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes and the report of our independent auditors and report of management included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2000, incorporated herein by reference.

                                                                               YEAR ENDED MAY 31,
                                                              ----------------------------------------------------
                                                                1996       1997       1998       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                             (DOLLARS IN MILLIONS)
OPERATING RESULTS:
Net operating revenues......................................   $7,706     $8,691     $9,895    $10,880    $11,414
Operating expenses:
  Salaries and benefits.....................................    3,139      3,595      4,052      4,412      4,508
  Supplies..................................................    1,056      1,197      1,375      1,525      1,595
  Provision for doubtful accounts...........................      436        498        588        743        851
  Other operating expenses..................................    1,658      1,878      2,071      2,342      2,525
  Depreciation..............................................      319        335        347        421        411
  Amortization..............................................      100        108        113        135        122
  Impairment and other unusual charges(1)...................       86        619        221        363        355
                                                               ------     ------     ------    -------    -------
Operating income............................................      912        461      1,128        939      1,047
Interest expense............................................     (425)      (417)      (464)      (485)      (479)
Investment earnings.........................................       27         27         22         27         22
Equity in earnings of unconsolidated affiliates.............       25         --         --         --         --
Minority interests in income of consolidated subsidiaries...      (30)       (27)       (22)        (7)       (21)
Net gains (losses) on disposals of facilities and long-term
  investments...............................................      346        (18)       (17)        --         49
                                                               ------     ------     ------    -------    -------
Income from continuing operations before income taxes.......      855         26        647        474        618
Income taxes................................................     (373)       (89)      (269)      (225)      (278)
                                                               ------     ------     ------    -------    -------
Income (loss) from continuing operations....................   $  482     $  (63)    $  378    $   249    $   340
                                                               ======     ======     ======    =======    =======
Ratio of earnings to fixed charges(2).......................     2.6x       1.0x       2.1x       1.8x       2.0x
Basic earnings (loss) per share from continuing
  operations................................................   $ 1.71     $(0.21)    $ 1.23    $  0.80    $  1.09
Diluted earnings (loss) per share from continuing
  operations................................................   $ 1.65     $(0.21)    $ 1.22    $  0.79    $  1.08

                                                                                 AS OF MAY 31,
                                                              ----------------------------------------------------
                                                                1996       1997       1998       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                             (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital.............................................  $   499    $   621    $ 1,182    $ 1,940    $ 1,682
Total assets................................................  $10,768    $11,606    $12,774    $13,771    $13,161
Long-term debt, excluding current portion...................  $ 4,421    $ 5,022    $ 5,829    $ 6,391    $ 5,668
Shareholders' equity........................................  $ 3,267    $ 3,224    $ 3,558    $ 3,870    $ 4,066

------------------------------

(1) In the year ended May 31, 1996, we recorded impairment losses of $86 million. In the year ended May 31, 1997, we recorded merger, facility consolidation and impairment charges totaling $619 million, primarily in connection with the January 30, 1997 acquisition of OrNda HealthCorp, which was accounted for as a pooling-of-interests. In the year ended May 31, 1998, we recorded impairment and other unusual charges of $221 million relating to: (1) the closure or sale of five hospitals and several home health agencies; (2) write-offs of goodwill and other assets; and (3) write-offs of carrying values of long lived assets. In the year ended May 31, 1999, we recorded impairment and other unusual charges of $363 million relating to:
    (1) our plan to sell 20 general hospitals and close one general hospital and one specialty hospital; (2) the impairment of the carrying values of property, equipment and goodwill; and (3) the implementation of hospital cost control programs and general overhead reduction plans. In the year ended May 31, 2000, we recorded impairment and other unusual charges of $355 million relating to: (1) our plan for termination or expiration of certain employment and management contracts with approximately 440 physicians and
    (2) the closure or sale of five general hospitals and other property and equipment.

(2) We calculate our ratio of earnings to fixed charges by dividing income from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of financing costs, and that portion of rental expense representing the interest component of rental expense. For the five years ended May 31, 1996 through 2000, the interest component of rental expense was $76 million, $79 million, $89 million, $91 million and $90 million, respectively.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES


    Subject to terms and conditions, we will accept for exchange old notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on October 24, 2000. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term "Expiration Date" means the latest time and date to which the exchange offer is extended.


    As of the date of this prospectus, $400,000,000 principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain obligations as set forth under "--Conditions to the Exchange Offer."

    We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

    Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

    We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "--Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

    The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal, to The Bank of New York, as exchange agent, at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either:

    - certificates for such old notes must be received by the exchange agent along with the letter of transmittal,

    - a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described beginning on page 23 must be received by the exchange agent, prior to the Expiration Date, with the letter of transmittal or an agent's message in lieu of such letter of transmittal, or

    - the holder must comply with the guaranteed delivery procedures described below.

The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

    The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

    - by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

    - for the account of an Eligible Institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

    We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the Expiration Date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

    If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

    If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

    By tendering old notes, you represent to us that the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder and that neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes. If you are our "affiliate," as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

    - could not rely on the applicable interpretations of the staff of the SEC and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the Expiration Date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "--Conditions to the Exchange Offer." For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

    The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

    In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

    - certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC,

    - a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof and

    - all other required documents.

lf any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFERS

    For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the Expiration Date, a tender may be effected if:

    - the tender is made through an Eligible Institution,

    - prior to the Expiration Date, the exchange agent received from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent, and

    - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

    You may withdraw your tender of old notes at any time prior to the Expiration Date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "--Exchange Agent." This notice must specify:

    - the name of the person having tendered the old notes to be withdrawn,

    - the old notes to be withdrawn (including the principal amount of such old notes), and

    - where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

    We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

        (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

           (1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

           (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

    or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

        (b) there shall have occurred:

           (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

           (2) any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

           (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or

           (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

        (c) any change (or any development involving a prospective change) shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

    The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time.

    In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

EXCHANGE AGENT

    The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                              THE BANK OF NEW YORK
                               AS EXCHANGE AGENT


      BY REGISTERED OR CERTIFIED MAIL:                    BY HAND AND OVERNIGHT COURIER:

            The Bank of New York                               The Bank of New York
           101 Barclay Street, 7E               101 Barclay Street, Corporate Trust Services Window
          New York, New York 10286                           New York, New York 10286
        Attention: Carolle Montrevil                       Attention: Carolle Montrevil
          Reorganization Department                          Reorganization Department

                BY FACSIMILE:                        CONFIRM BY TELEPHONE OR FOR INFORMATION:

               (212) 815-6339                                     (212) 815-5920


    DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

    The principal solicitation is being made by mail by The Bank of New York, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

    Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

ACCOUNTING TREATMENT

    We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

TRANSFER TAXES

    You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

    If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

    - you are our "affiliate," as defined in Rule 405 under the Securities Act;

    - you are not acquiring the new notes in the exchange offer in the ordinary course of your business,

    - you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer or

    - you are a participating broker-dealer.

    We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers"--as defined in Rule 144A of the Securities Act--is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

                              DESCRIPTION OF NOTES

GENERAL

    The old notes were issued and the new notes will be issued under the indenture, dated June 16, 2000, by and among Tenet and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The indenture is an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference in this prospectus in its entirety. The notes are subject to all such terms, and we refer you to the indenture and the Trust Indenture Act for a statement thereof. Because this is a summary, it does not contain all the information that may be important to you. You should read the entire indenture, including the definitions included in that document. Please refer to the section below captioned "--Definitions" for the definitions of capitalized terms used in this section of the prospectus and not otherwise defined. Review of the defined terms found in that section is necessary to an understanding of the restrictions and limitations imposed on us by the notes and the indenture. Capitalized terms used in this section and not defined herein shall have the meanings set forth in the indenture. For purposes of this description, references to "Tenet," "we," "us" and "our" include only Tenet Healthcare Corporation and its successors under the indenture and do not include its subsidiaries.

    The old notes are, and the new notes will be, our general unsecured obligations, senior to all our subordinated Indebtedness, including our 8 1/8% Senior Subordinated Notes due 2008, our 10 1/8% Senior Subordinated Notes due 2005, our 8 5/8% Senior Subordinated Notes due 2007 (the "8 5/8% Subordinated Notes") and our 6% Exchangeable Subordinated Notes due 2005 (the "6% Exchangeable Subordinated Notes"), and PARI PASSU in right of payment with all our other existing and future unsubordinated Indebtedness, including our 7 5/8% Senior Notes due 2008 (the "7 5/8 Notes"), our 9 5/8% Notes due 2002 (the
"9 5/8% Notes"), our 8% Senior Notes due 2005 (the "8% Notes"), our 7 7/8% Senior Notes due 2003 (the "7 7/8% Notes") and our 8 5/8% Senior Notes due 2003 (the "8 5/8% Senior Notes" and, together with the 7 5/8 Notes, the 9 5/8% Notes, the 8% Notes, and the 7 7/8% Notes, the "Existing Senior Notes") and all Obligations under the Existing Credit Facility. On an as adjusted basis, as of May 31, 2000, after giving effect to the offering of the old notes, approximately $1.9 billion in principal amount of our outstanding indebtedness would have been by its terms subordinated to the notes.

    Our operations are conducted through our Subsidiaries and, therefore, we are dependent upon the cash flow of our Subsidiaries to meet our obligations, including our obligations under the notes. The notes will be effectively subordinated to all outstanding Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our Subsidiaries. Any right that we have to receive assets of any of our Subsidiaries upon their liquidation or reorganization or insolvency (and the consequent right of the holders of notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors and preferred stockholders, except to the extent that we are recognized as a creditor of such Subsidiary, in which case our claims would still be subject to any security interest in the assets of such Subsidiary and subordinate to any Indebtedness of such Subsidiary senior to that held by us. As of May 31, 2000, the outstanding debt of our Subsidiaries was approximately $100 million (excluding trade payables of $700 million, intercompany debt and other obligations). See "Risk Factors--Your right to receive payments on the notes will be effectively junior to obligations of our subsidiaries. We must rely on our subsidiaries for funds necessary to meet our financial obligations, including the notes."

PRINCIPAL, MATURITY AND INTEREST

    The old notes are, and the new notes will be, our unsecured, senior obligations limited in aggregate principal amount to $400 million and will mature on September 1, 2010. Interest on the old notes accrues, and interest on the new notes will accrue, at the rate per annum set forth on the cover page of this prospectus and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2001, to holders of record on the immediately preceding February 15 and August 15, respectively. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Old notes accepted for exchange will not accrue any interest from and after the date of consummation of the exchange offer.

    Interest on the old notes is, and interest on the new notes will be, computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the notes will be payable at our office or agency maintained for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; PROVIDED that all payments with respect to notes, the holders of which have given wire transfer instructions, on or prior to the relevant record date, to the paying agent, will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders. Until we otherwise designate, our office or agency in New York will be the office of the Trustee maintained for such purpose. The old notes were and the new notes will be, issued in denominations of $1,000 and integral multiples thereof.

    The indenture contains a waiver by us of the protections of usury laws. These waivers may, or may not, be enforceable, and counsel is not able to express an opinion as to whether such waivers would be enforceable.

OPTIONAL REDEMPTION

    The old notes are, and the new notes will be, redeemable, in whole, at any time, or in part, from time to time, at our option upon not less than 30 nor more than 60 days' notice at a redemption price equal to the Make-Whole Price.

    "Make-Whole Price" means an amount equal to the greater of (a) 100% of the principal amount of the notes and (b) as determined by an Independent Investment Banker (as defined herein), the sum of the present values of the remaining scheduled payments of principal and interest thereon (excluding accrued and unpaid interest to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein), PLUS, in each case, accrued and unpaid interest to the date of redemption.

    "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined) for such redemption date, plus 0.5%.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

    "Comparable Treasury Price" means, with respect to any redemption date,

        (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or

        (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Treasury Reference Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

    "Independent Investment Banker" means one of the Reference Treasury Dealers (as defined) appointed by us.

    "Reference Treasury Dealer" means DLJ and its successors; PROVIDED, HOWEVER, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer.

GENERAL

    If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes to be redeemed are then listed, or, if the notes are not so listed, on a PRO RATA basis, by lot or by such method as such Trustee shall deem fair and appropriate; PROVIDED that notes with a principal amount of $1,000 shall not be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any notes are to be redeemed in part only, the notice of redemption that relates to such notes shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

MANDATORY REDEMPTION

    Except as set forth below under "--Repurchase at the Option of Holders Upon a Change of Control," we will not be required to make any mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

    Upon the occurrence of a Change of Control Triggering Event, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment") on a date that is not more than 90 days after the occurrence of such Change of Control Triggering Event (the "Change of Control Payment Date"). Within 30 days following any Change of Control Triggering Event, we will mail, or at our request the Trustee will mail, a notice to each holder offering to repurchase the notes held by such holder pursuant to the procedures specified in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event.

    On the Change of Control Payment Date, we will, to the extent lawful,
(1) accept for payment all notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by us. The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; PROVIDED that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    Our failure to comply with the provisions of the two preceding paragraphs will constitute an Event of Default under the indenture. Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the holders of the notes to require that we purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. See "--Events of Default and Remedies."

    Please note, however, that events that would constitute a Change of Control also would constitute an event of default under our Existing Credit Facility. The occurrence of an event of default under our Existing Credit Facility will constitute an event of default under the indentures governing our outstanding debt securities. Accordingly, it is unlikely that we would be able to fulfill our obligation to repurchase any notes if a Change of Control Triggering Event occurs. See "Risk Factors--We may be unable to raise the funds necessary to finance the change of control offer required by the indenture relating to the notes."

COVENANTS

    RESTRICTED PAYMENTS

    We will not, and will not permit any of our Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend or make any distribution on account of our or any of our Subsidiaries' Equity Interests (other than (w) Physician Joint Venture Distributions, (x) dividends or distributions payable in our Qualified Equity Interests, (y) dividends or distributions payable to us or any of our Subsidiaries, and (z) dividends or distributions by any of our Subsidiaries payable to all holders of a class of Equity Interests of such Subsidiary on a PRO RATA basis);

        (2) purchase, redeem or otherwise acquire or retire for value any of our Equity Interests; or

        (3) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except at the original final maturity date thereof or pursuant to a Specified Exchange (all such payments and other actions set forth in clauses (1) through (3) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the fair market value (as conclusively evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee within 60 days prior to the date of such Restricted Payment) of the asset(s) proposed to be transferred by us or such Subsidiary, as the case may be, pursuant to such Restricted Payment):

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (b) we would, at the time of such Restricted Payment and after giving PRO FORMA effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by us and our Subsidiaries after March 1, 1995 (excluding Restricted Payments permitted by clauses (v), (w) and (x) of the next succeeding paragraph), is less than the sum of:

           (1) 50% of our Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after March 1, 1995, to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), PLUS

           (2) 100% of the aggregate net cash proceeds received by us from the issue or sale (other than to any of our Subsidiaries) since March 1, 1995 of our Qualified Equity Interests or of our debt securities or of debt securities of any of our Subsidiaries, that have been converted into or exchanged for our Qualified Equity Interests, PLUS

           (3) $50.0 million.

    If no Default or Event of Default has occurred and is continuing, or would occur as a consequence thereof, the foregoing provisions will not prohibit the following Restricted Payments:

        (u) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

        (v) the payment of cash dividends on any series of Disqualified Stock issued after the date of the indenture in an aggregate amount not to exceed the cash received by us since the date of the indenture upon issuance of such Disqualified Stock;

        (w) the redemption, repurchase, retirement or other acquisition of any of our Equity Interests or any Equity Interests of any of our Subsidiaries in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to any of our Subsidiaries) of our Qualified Equity Interests; PROVIDED, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph;

        (x) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or in exchange for or out of the net cash proceeds from the substantially concurrent sale (other than to any of our Subsidiaries) of our Qualified Equity Interests; PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph;

        (y) the repurchase, redemption or other acquisition or retirement for value of:

           (1) any of our Equity Interests or any Equity Interests of any of our Subsidiaries held by any member of our (or any of our Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement or

           (2) any of our Equity Interests which are or are intended to be used to satisfy issuances of Equity Interests upon exercise of employee stock options or upon exercise or satisfaction of other similar instruments outstanding under any of our employee benefit plans or any employee benefit plans of any of our Subsidiaries;

PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $25.0 million in any twelve-month period; and

        (z) the making and consummation of senior subordinated asset sale offer with respect to the 10 1/8 Senior Subordinated notes due 2005 or a change of control offer with respect to any of the 8 1/8% Senior Subordinated notes due 2008, 10 1/8% Senior Subordinated notes due 2005, 8 5/8% Senior Subordinated notes due 2007 and 6% Exchangeable Subordinated notes due 2005, in each case, in accordance with the provisions of the respective indenture governing such notes.

    Not later than the date of making any Restricted Payment, we shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under the caption "--Restricted Payments" were computed.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") after the date of the indenture any Indebtedness (including Acquired
Debt), and we will not issue any Disqualified Stock and will not permit any of our Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that we may incur Indebtedness (including Acquired Debt) and we may issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a PRO FORMA basis (including a PRO FORMA application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. Indebtedness consisting of reimbursement obligations in respect of a letter of credit will be deemed to be incurred when the letter of credit is first issued.

    The foregoing provisions will not apply to:

        (1) the incurrence by us of Indebtedness pursuant to the Existing Credit Facility in an aggregate principal amount at any time outstanding not to exceed an amount equal to $2.8 billion less the aggregate amount of all mandatory repayments applied to permanently reduce the commitments with respect to such Indebtedness;

        (2) the incurrence by us of Indebtedness represented by the notes;

        (3) the incurrence by us and our Subsidiaries of the Existing Indebtedness;

        (4) the incurrence by us or any of our Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the indenture to be incurred (including, without limitation, Existing Indebtedness);

        (5) the incurrence by us or any of our Subsidiaries of intercompany Indebtedness between or among us and any of our Subsidiaries;

        (6) the incurrence by us of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; PROVIDED that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates;

        (7) the incurrence by us or any of our Subsidiaries of Physician Support Obligations;

        (8) the incurrence by us or any of our Subsidiaries of Indebtedness represented by tender, bid, performance, government contract, surety or appeal bonds, standby letters of credit or warranty or contractual service obligations of like nature, in each case to the extent incurred in the ordinary course of our business or in the ordinary course of the business of such Subsidiary;

        (9) the incurrence by any of our Subsidiaries of Indebtedness, the aggregate principal amount of which, together with all other Indebtedness of our Subsidiaries at the time outstanding (excluding the Existing Indebtedness until repaid or refinanced and excluding Physician Support Obligations), does not exceed the greater of:

           (A) 10% of our Stockholders' Equity as of the date of incurrence or

           (B) $10.0 million; PROVIDED that, in the case of this clause (B) only, the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been at least 2.5 to 1, determined on a PRO FORMA basis (including a PRO FORMA application of the net proceeds therefrom), as if such Indebtedness had been incurred at the beginning of such four-quarter period; and

        (10) the incurrence by us of Indebtedness (in addition to Indebtedness permitted by any other clause of this covenant) in an aggregate principal amount at any time outstanding not to exceed $400 million.

LIENS

    We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

        (1) (a) pay dividends or make any other distributions to us or any of our Subsidiaries (x) on our Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to us or any of our Subsidiaries,

        (2) make loans or advances to us or any of our Subsidiaries or

        (3) transfer any of its properties or assets to us or any of our Subsidiaries.

    Notwithstanding the foregoing, the indenture shall not prevent any such encumbrances or restrictions existing under or by reason of:

        (a) Existing Indebtedness as in effect on the date of the indenture,

        (b) the indenture,

        (c) applicable law,

        (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, unless such Indebtedness was incurred in connection with or in contemplation of such acquisition for the purpose of refinancing Indebtedness which was tax-exempt, or in violation of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the indenture except to the extent that such Consolidated Cash Flow would be permitted to be dividends to us without the prior consent or approval of any third party,

        (e) customary non-assignment provisions in leases entered into in the ordinary course of business,

        (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired,

        (g) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or

        (h) the Existing Credit Facility and related documentation as the same is in effect on the date of the indenture and as amended, modified, extended, renewed, refunded, refinanced, restated or replaced from time to time, provided that no such amendment or replacement is more restrictive as to the matters enumerated above than the Existing Credit Facility and related documentation as in effect on the date of the indenture.

LINE OF BUSINESS

    We will not, and will not permit any of our Subsidiaries to, engage in any material extent in any business other than the ownership, operation and management of Hospitals and Related Businesses.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    We may not consolidate or merge with or into (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another corporation, Person or entity unless:

        (1) we are the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

        (2) the entity or Person formed by or surviving any such consolidation or merger (if other than us) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all our Obligations under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

        (3) immediately after such transaction no Default or Event of Default exists; and

        (4) we or the entity or Person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made:

           (A) will have a Consolidated Net Worth immediately after the transaction equal to or greater than our Consolidated Net Worth immediately preceding the transaction and

           (B) will, at the time of such transaction and after giving PRO FORMA effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the indenture described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

TRANSACTIONS WITH AFFILIATES

    We will not, and will not permit any of our Subsidiaries to, sell, lease, transfer or otherwise dispose of any of our or its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

        (1) such Affiliate Transaction is on terms that are no less favorable to us or the relevant Subsidiary than those that could have been obtained in a comparable transaction by us or such Subsidiary with an unrelated Person and

        (2) we deliver to the Trustee:

           (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and

           (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to us or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing.

    Notwithstanding the foregoing, the following shall not be deemed to be Affiliate Transactions:

        (x) transactions or payments pursuant to any employment arrangements or employee or director benefit plans entered into by us or any of our Subsidiaries in the ordinary course of business and consistent with our past practice or such Subsidiary's past practice,

        (y) transactions between or among us and/or our Subsidiaries and

        (z) transactions permitted by the provisions of the indenture described above under the caption "--Restricted Payments."

LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY SUBSIDIARIES

    We will not permit any of our Subsidiaries, directly or indirectly, to Guarantee or secure the payment of any other Indebtedness of us or any of our Subsidiaries (except Indebtedness of a Subsidiary of such Subsidiary or Physician Support Obligations) unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for the Guarantee of the payment of the notes by such Subsidiary, which Guarantee shall be senior to or PARI PASSU with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the sale or other disposition, by way of merger or otherwise, to any Person not an Affiliate of ours, of all of our stock in, or all or substantially all the assets of, such Subsidiary. The forms of such supplemental indenture will be attached as exhibits to the indenture. The foregoing provisions will not be applicable to any one or more Guarantees that otherwise would be prohibited of up to $25.0 million in aggregate principal amount of Indebtedness of us or our Subsidiaries at any time outstanding.

NO AMENDMENT TO SUBORDINATION PROVISIONS

    We will not amend, modify or alter the indentures relating to our 8 1/8% Senior Subordinated notes due 2008, 10 1/8% Senior Subordinated notes due 2005, 8 5/8% Senior Subordinated notes due 2007 or 6% Exchangeable Subordinated notes due 2005, in any way that would (1) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of our 8 1/8% Senior Subordinated notes due 2008, 10 1/8% Senior Subordinated notes due 2005, 8 5/8% Senior Subordinated notes due 2007 or 6% Exchangeable Subordinated notes due 2005, or (2) amend the subordination provisions of the indentures relating to any such debt securities or any of the defined terms used therein in a manner that would be adverse to the holders of the notes.

REPORTS

    Regardless of whether required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the holders of notes
(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following constitutes an Event of Default:

        (1) default for 30 days in the payment when due of interest on the notes;

        (2) default in payment when due of the principal of or premium, if any, on the notes, at maturity or otherwise;

        (3) failure by us to comply with the provisions described under the captions "--Repurchase at the Option of Holders Upon a Change of Control," "--Covenants--Restricted Payments" or "--Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;"

        (4) failure by us for 60 days after notice to comply with any of our other agreements in the indenture or the notes;

        (5) any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Significant Subsidiaries (or the payment of which is Guaranteed by us or any of our Significant Subsidiaries), whether such Indebtedness or Guarantee exists on the date of the indenture or is thereafter created, which default (a) constitutes a Payment Default or (b) results in the acceleration of such Indebtedness prior to its expressed maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or that has been so accelerated, aggregates $25.0 million or more;

        (6) failure by us or any of our Significant Subsidiaries to pay a final judgment or final judgments aggregating in excess of $25.0 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days; and

        (7) events of bankruptcy or insolvency specified in the indenture with respect to us or any of our Significant Subsidiaries.

    If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes, by written notice to us and the Trustee may declare all the notes or to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from specified events of bankruptcy or insolvency with respect to us or any of our Significant Subsidiaries, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to specified limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of us with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

    The holders of not less than a majority in aggregate principal amount of the notes then outstanding by written notice to the Trustee on behalf of the holders of all of the notes may waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on any of the notes.

    We are required to deliver to the Trustee annually a statement regarding compliance with the indenture, and we are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

    None of our directors, officers, employees, incorporators or shareholders, as such, shall have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

        (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below,

        (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

        (3) the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith and

        (4) the Legal Defeasance provisions of the indenture.

    In addition, we may, at our option and at any time, elect to have our obligations released with respect to some of the covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the applicable notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

    We may exercise a Legal or Covenant Defeasance by making an irrevocable deposit with the Trustee (a "Tenet Deposit"), in trust, for the benefit of the holders of the notes, consisting of cash in United States currency, non-callable Government Securities, or a combination thereof in amounts that will be sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay the principal of and premium (if any), interest, and liquidated damages (if any) on the outstanding notes at maturity or on the applicable redemption date, as the case may be. An entity other than Tenet (a "New Lender") may also make such a deposit (a "New Lender Deposit" and, together with Tenet Deposit, the "Deposits").

    Simultaneously with any Deposit, we must deliver to the Trustee:

        (1) a notice specifying whether we are exercising Legal or Covenant Defeasance (or both) and whether the notes are being defeased to maturity or to a particular redemption date;

        (2) an opinion of counsel, reasonably acceptable to the Trustee, confirming that:

           (a) the holders of outstanding notes will not recognize income, gain, or loss for federal income tax purposes as a result of the proposed defeasance and will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance had not occurred, except that, in the case of Legal Defeasance, the opinion of counsel must recite that it is based upon a ruling to that effect received by us from or published by the Internal Revenue Service, or upon a change in applicable Federal income tax law;

           (b) on and after the date of the New Lender Deposit, or after the 90th day after Tenet Deposit, as the case may be, the cash or securities so deposited will not be subject to avoidance and repayment under sections 547 and 550 of the United States Bankruptcy Code (the "Bankruptcy Code"); and

           (c) all conditions precedent to the defeasance set forth in the indenture have been satisfied; and

        (3) an Officer's Certificate to the effect that:

           (a) the Deposit was not made with actual intent to hinder, delay, or defraud our creditors,

           (b) all conditions precedent to the defeasance set forth in the indenture have been satisfied, and

           (c) in the case of a New Lender Deposit, (w) the New Lender made the New Lender Deposit under an agreement (the "New Loan Agreement") with us;
       (x) under the New Loan Agreement, the New Lender Deposit constitutes an unsecured loan (the "New Loan") by the New Lender to us; (y) the maturity date of the New Loan is later than the 90th date after the date of the New Lender Deposit; and (z) the New Loan Agreement prohibits prepayment of the New Loan on or before the 90th day after the date of the New Lender Deposit, except in the event of a default thereunder, and the remaining terms of the New Loan Agreement (including the interest rate on the New Loan) are consistent with ordinary business practice.

    The Legal or Covenant Defeasance will occur on the date of a New Lender Deposit or on the 91st day after the date of a Tenet Deposit, as the case may be, unless in either case:

        (1) on and as of the date of the Deposit, a Default or Event of Default has occurred and is continuing (other than one resulting from the borrowing of funds used to make the Deposit);

        (2) the defeasance will result in or constitute a breach or default under any material agreement or indenture to which we or any of our Subsidiaries are bound; or

        (3) in the case of a Tenet Deposit, an Event of Default relating to bankruptcy occurs within 90 days after the date of the Deposit.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture.

    The registered holder of a note will be treated as the owner of it for all purposes. See "--Global Notes."

GLOBAL NOTES

    The old notes were and the new notes will be issued in the form of one or more registered notes in book-entry form (each, a "Global Note") that will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. Except as set forth below, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or any such nominee to a successor of DTC or a nominee of such successor.

    So long as DTC or its nominee is the registered holder of a Global Note, DTC or its nominee, as the case may be, will be treated as the sole owner of it for all purposes under the indenture and the beneficial owners of notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Upon specified written instructions of a Participant (defined below), DTC will have its nominee assist Participants in the exercise of certain holders' rights, such as a demand for acceleration or an instruction to the Trustee. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by a Global Note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered holders thereof under the indenture.

    If (1) DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by us within 90 days, (2) an Event of Default under the indenture with respect to the notes has occurred and is continuing and the beneficial owners representing a majority in principal amount of the notes advise DTC to cease acting as depository or (3) we, in our sole discretion, determine at any time that the notes shall no longer be represented by a Global Note, we will issue individual notes of the applicable amount and in certificated form in exchange for a Global Note. In any such instance, an owner of a beneficial interest in the Global Note will be entitled to physical delivery of individual notes in certificated form of like tenor, equal in principal amount to such beneficial interest and to have such notes in certificated form registered in its name.

    DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform

Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC holds certificates that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for the physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

    We, the Trustee and the exchange agent will not have any responsibility for any aspect of the records relating to or payments made on account of beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

        (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver,

        (2) reduce the principal of or change the fixed maturity of any note,

        (3) reduce the rate of or change the time for payment of interest on any note,

        (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the applicable notes by the holders of at least a majority in aggregate principal amount thereof and a waiver of the payment default that resulted from such acceleration),

        (5) make any note payable in money other than that stated in the notes,

        (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes or

        (7) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any holder of notes, we and the Trustee may amend or supplement the indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for any supplemental indenture described above under the caption "--Covenants--Limitation on Issuances of Guarantees of Indebtedness by Subsidiaries," to provide for the assumption of our obligations to holders of notes in the case of a merger, consolidation or sale of assets pursuant to the covenant described under the caption "--Covenants--Merger, Consolidation or Sale of Assets," to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The indenture will contain limitations on the rights of the Trustee, should the Trustee become our creditor, to obtain payment of claims in some cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

DEFINITIONS

    Set forth below are some of the defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person,

        (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and

        (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "ASSET SALE" means:

        (1) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices and

        (2) the issuance or sale by Tenet or any of its Subsidiaries of Equity Interests of any of Tenet's Subsidiaries,

in the case of either clause (1) or (2) above, whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $25.0 million or (b) for net proceeds in excess of $25.0 million.

    Notwithstanding the foregoing:

        (a) a transfer of assets by Tenet to a Subsidiary or by a Subsidiary to Tenet or to another Subsidiary,

        (b) an issuance of Equity Interests by a Subsidiary to Tenet or to another Subsidiary,

        (c) a Restricted Payment that is permitted by the covenant described above under the caption "--Covenants--Restricted Payments" and

        (d) a Hospital Swap will not be deemed to be an Asset Sale.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means:

        (1) in the case of a corporation, corporate stock,

        (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

        (3) in the case of a partnership, partnership interests (whether general or limited) and

        (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

        (1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Tenet and its Subsidiaries taken as a whole to any Person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to a Person or group who, prior to such transaction, held a majority of the voting power of the voting stock of Tenet,

        (2) the acquisition by any Person or group (as defined above) of a direct or indirect interest in more than 50% of the voting power of the voting stock of Tenet, by way of merger or consolidation or otherwise, or

        (3) the first day on which a majority of the members of the Board of Directors of Tenet are not Continuing Directors.

    The phrase "all or substantially all" of the assets of Tenet will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of Tenet has occurred, in which case a holder's ability to obtain the benefit of a Change of

Control Offer may be impaired. In addition, no assurances can be given that Tenet will be able to acquire Notes tendered upon the occurrence of a Change of Control Triggering Event.

    "CHANGE OF CONTROL TRIGGERING EVENT" means the occurrence of both a Change of Control and a Rating Decline.

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period PLUS in each case, without duplication:

        (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income),

        (2) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income,

        (3) the Fixed Charges of such Person and its Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income,

        (4) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP,

        (5) the amount of any restructuring charges deducted in such period in computing Consolidated Net Income for such period,

        (6) the amount of all losses related to discontinued operations deducted in such period in computing Consolidated Net Income for such period,

        (7) the amount of all non-recurring charges and expenses related to acquisitions and mergers deducted in such period in computing Consolidated Net Income for such period and

        (8) any non-cash charges reducing Consolidated Net Income for such period (excluding any portion of such charge requiring an accrual of a cash reserve for anticipated cash charges for any future period).

    Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to Tenet by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that:

        (1) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof,

        (2) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,

        (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and

        (4) the cumulative effect of a change in accounting principles shall be excluded.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of:

        (a) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date PLUS

        (b) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock), less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made in accordance with GAAP as a result of the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, and excluding the cumulative effect of a change in accounting principles, all as determined in accordance with GAAP.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of Tenet who (a) was a member of such Board of Directors on the date of the Indenture or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXISTING CREDIT FACILITY" means the Credit Agreement by and among Tenet and Morgan Guaranty Trust Company of New York and the other banks that are party thereto, providing for $2.8 billion in aggregate principal amount of Indebtedness, including any related notes, instruments, and agreements executed in connection therewith, as amended, modified, extended, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

    "EXISTING INDEBTEDNESS" means Indebtedness of Tenet and its Subsidiaries (other than Indebtedness under Tenet's Existing Credit Facility) in existence on the date of the Indenture, until such amounts are repaid, including all reimbursement obligations with respect to letters of credit outstanding as of the date of the Indenture.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that Tenet or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving PRO FORMA effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (a) acquisitions that have been made by Tenet or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and (b) the Consolidated Cash Flow and Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum of:

        (1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments or receipts (if any) pursuant to Hedging Obligations), and

        (2) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and

        (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon), and

        (4) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, TIMES (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "GAAP" means accounting principles generally accepted in the United States of America as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under:

        (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements,

        (2) forward foreign exchange contracts or currency swap agreements and

        (3) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values.

    "HOSPITAL" means a hospital, outpatient clinic, long-term care facility or other facility or business that is used or useful in or related to the provision of healthcare services.

    "HOSPITAL SWAP" means an exchange of assets by Tenet or a Subsidiary of Tenet for one or more Hospitals and/or one or more Related Businesses or for the Capital Stock of any Person owning one or more Hospitals and/or one or more Related Businesses.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

    "INVESTMENT GRADE" means a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that Tenet shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset given to secure Indebtedness, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to any such lien, pledge, charge or security interest).

    "MOODY'S" means Moody's Investors Service, Inc. and its successors.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or
(b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PAYMENT DEFAULT" means any failure to pay any scheduled installment of interest or principal on any Indebtedness within the grace period provided for such payment in the documentation governing such Indebtedness.

    "PERMITTED LIENS" means:

        (1) Liens in favor of Tenet;

        (2) Liens on property of a Person existing at the time such Person is merged into or consolidated with Tenet or any Subsidiary of Tenet or becomes a Subsidiary of Tenet; PROVIDED that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition (unless such Liens secure Indebtedness that was incurred in connection with or in contemplation of such acquisition and is used to refinance tax-exempt Indebtedness) and do not extend to any assets or Tenet or its Subsidiaries other than those of the Person merged into or consolidated with Tenet or that becomes a Subsidiary of Tenet;

        (3) Liens on property existing at the time of acquisition thereof by Tenet or any Subsidiary of Tenet; PROVIDED that such Liens were in existence prior to the contemplation of such acquisition (unless such Liens secure Indebtedness that was incurred in connection with or in contemplation of such acquisition and is used to refinance tax-exempt Indebtedness);

        (4) Liens to secure the performance of statutory obligations, tender, bid, performance, government contract, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business;

        (5) Liens existing on the date of the Indenture;

        (6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

        (7) other Liens on assets of Tenet or any Subsidiary of Tenet securing Indebtedness that is permitted by the terms of the Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed 10% of the Stockholders' Equity of Tenet; and

        (8) Liens to secure Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was secured by a Lien permitted under the Indenture and that was incurred in accordance with the provisions of the Indenture; PROVIDED that such Liens do not extend to or cover any property or assets of Tenet or any Subsidiary other than assets or property securing the Indebtedness so refinanced.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Tenet or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, other Indebtedness of Tenet or any of its Subsidiaries; PROVIDED that, except in the case of Indebtedness of Tenet issued in exchange for, or the net proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, Indebtedness of a Subsidiary of Tenet:

        (1) the principal amount of such Permitted Refinancing Indebtedness (or if such Permitted Refinancing Indebtedness is issued at a discount, the initial issuance price of such Permitted Refinancing Indebtedness) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums paid and reasonable expenses incurred in connection therewith);

        (2) such Permitted Refinancing Indebtedness has a Stated Maturity date later than the Stated Maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

        (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a Stated Maturity date later than the Stated Maturity date of, and is subordinated in right of payment to, the Notes on subordination terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

        (4) such Indebtedness is incurred by Tenet if Tenet is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

        (5) such Indebtedness is incurred by Tenet or a Subsidiary if a Subsidiary is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PHYSICIAN JOINT VENTURE DISTRIBUTIONS" means distributions made by Tenet or any of its Subsidiaries to any physician, pharmacist or other allied healthcare professional in connection with the unwinding, liquidation or other termination of any joint venture or similar arrangement between any such Person and Tenet or any of its Subsidiaries.

    "PHYSICIAN SUPPORT OBLIGATIONS" means any obligation or Guarantee incurred in the ordinary course of business by Tenet or a Subsidiary of Tenet in connection with any advance, loan or payment to, or on behalf of or for the benefit of any physician, pharmacist or other allied healthcare professional for the purpose of recruiting, redirecting or retaining the physician, pharmacist or other allied healthcare professional to provide service to patients in the service area of any Hospital or Related Business owned or operated by Tenet or any of its Subsidiaries; EXCLUDING, HOWEVER, compensation for services provided by physicians, pharmacists or other allied healthcare professionals to any Hospital or Related Business owned or operated by Tenet or any of its Subsidiaries.

    "QUALIFIED EQUITY INTERESTS" shall mean all Equity Interests of Tenet other than Disqualified Stock of Tenet.

    "RATING AGENCIES" means (1) S&P and (2) Moody's or (3) if neither S&P nor Moody's shall make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by Tenet, which shall be substituted for S&P or Moody's or both, as the case may be.

    "RATING CATEGORY" means:

        (1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

        (2) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

        (3) the equivalent of any such category of S&P or Moody's used by another Rating Agency.

In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

    "RATING DATE" means the date which is 90 days prior to the earlier of (1) a Change of Control and (2) the first public notice of the occurrence of a Change of Control or of the intention by Tenet to effect a Change of Control.

    "RATING DECLINE" means the occurrence on or within 90 days after the date of the first public notice of the occurrence of a Change of Control or of the intention by Tenet to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) of: (a) in the event the Notes are rated by either Moody's or S&P on the Rating Date as Investment Grade, a decrease in the rating of the Notes by both Rating Agencies to a rating that is below Investment Grade, or (b) in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, a decrease in the rating of the Notes by either Rating Agency by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

    "RELATED BUSINESS" means a healthcare business affiliated or associated with a Hospital or any business related or ancillary to the provision of healthcare services or information or the investment in, management, leasing or operation of a Hospital.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indenture.

    "S&P" means Standard & Poor's Corporation and its successors.

    "SPECIFIED EXCHANGE" means any retirement of Indebtedness upon the exercise by a holder of such Indebtedness, pursuant to the terms thereof, of any right to exchange such Indebtedness for shares of common stock of Ventas, Inc. or any successor thereto or any other equity securities, other than Equity Interests of a Subsidiary, owned by Tenet as of October 11, 1995, or for any securities or other property received with respect to such common stock or equity securities or cash in lieu thereof, whether or not such right is subject to Tenet's ability to pay an amount in cash in lieu thereof.

    "STOCKHOLDERS' EQUITY" means, with respect to any Person as of any date, the stockholders' equity of such Person determined in accordance with GAAP as of the date of the most recent available internal financial statements of such Person, and calculated on a PRO FORMA basis to give effect to any acquisition or disposition by such Person consummated or to be consummated since the date of such financial statements and on or prior to the date of such calculation.

    "SUBSIDIARY" means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
(b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

        (2) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    We and the initial purchasers of the old notes entered into a Registration Rights Agreement on June 16, 2000. In the Registration Rights Agreement, we agreed to file the exchange offer Registration Statement with the SEC within 30 days after the date (the "Filing Date") of filing of our Annual Report on Form 10-K for the year ended May 31, 2000 and use our commercially reasonable efforts to have it declared effective within 180 days after the Filing Date. We also agreed to use our commercially reasonable efforts to cause the exchange offer Registration Statement to be effective continuously, to keep the exchange offer open for a period of not less than 20 business days and cause the exchange offer to be consummated no later than the 30th business day after it is declared effective by the SEC. Pursuant to the exchange offer, certain holders of notes which constitute Transfer Restricted Securities (as defined below) may exchange their Transfer Restricted Securities for registered new notes. To participate in the exchange offer, each holder must represent that it is not an affiliate of Tenet, it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes that are issued in the exchange offer, and that it is acquiring the new notes in the exchange offer in its ordinary course of business.

    If (1) the exchange offer is not permitted by applicable law or SEC policy or (2) any holder of notes which are Transfer Restricted Securities notifies us prior to the 20th business day following the consummation of the exchange offer that (a) it is prohibited by law or SEC policy from participating in the exchange offer, (b) it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer Registration Statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds notes acquired directly from us or any of our affiliates, we will file with the SEC a shelf registration statement (the "Shelf Registration Statement") to register for public resale the Transfer Restricted Securities held by any such holder who provides us with certain information for inclusion in the Shelf Registration Statement.

    "Transfer Restricted Securities" means each note until the earliest of the date on which:

        (1) such note is exchanged in the exchange offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act,

        (2) such note has been disposed of in accordance with the Shelf Registration Statement,

        (3) such note is disposed of by a Broker-Dealer pursuant to the "Plan of Distribution" contemplated by the exchange offer Registration Statement (including delivery of the prospectus contained therein) or

        (4) such note may be resold to the public pursuant to Rule 144(k) under the Securities Act.

    The following events would constitute a "Registration Default:"

        (1) our failure to file an exchange offer Registration Statement with the SEC on or prior to the 30th day after the Filing Date,

        (2) the exchange offer Registration Statement not being declared effective by the SEC on or prior to the 180th day after the Filing Date,

        (3) the exchange offer not being consummated on or before the 30th business day after the exchange offer Registration Statement is declared effective,

        (4) if we are obligated to file the Shelf Registration Statement, our failure to file the Shelf Registration Statement with the SEC on or prior to the 30th day after such filing obligation arises,

        (5) if we are obligated to file a Shelf Registration Statement, the Shelf Registration Statement not being declared effective on or prior to the 60th day after the obligation to file a Shelf Registration Statement arises, or

        (6) if the exchange offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, the later cessation of such registration statement being effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability.

    If a Registration Default occurs, we will pay to each holder of Transfer Restricted Securities affected thereby liquidated damages in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default.

    The amount of liquidated damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $0.35 per week per $1,000 in principal amount of Transfer Restricted Securities. We will not be required to pay liquidated damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

    All accrued liquidated damages shall be paid by us to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain United States federal income tax consequences to investors who exchange old notes for new notes, pursuant to the exchange offer, and of the disposition of the new notes. This summary is based upon existing United States federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of United States federal income taxation that may be important to particular holders of notes in light of their individual investment circumstances, such as new notes held by investors subject to special tax rules (E.G., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and, except to the extent described below, Non-U.S. Holders (as defined below)) or to persons that hold the old notes or will hold the new notes as a part of a straddle, hedge, or synthetic security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary addresses tax consequences only to current holders of notes and assumes that such holders have held their old notes, and will hold their new notes, as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). We urge each holder to consult his or her tax advisor regarding the United States federal, state, local, and foreign income and other tax considerations associated with the exchange of old notes for new notes and the disposition of the new notes.

    For purposes of this summary, a "U.S. Holder" is a beneficial owner of an old note or a new note who is:

    - an individual who is a citizen or resident of the United States,

    - a corporation, partnership, or other entity created or organized under the law of the United States or any State or political subdivision thereof,

    - an estate that is subject to United States federal income taxation without regard to the source of its income, or

    - a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that was in existence on August 20, 1996, was treated as a United States person under the Internal Revenue Code, and elected to continue to be so treated.

A "Non-U.S. Holder" is a beneficial owner of an old note or a new note who does not satisfy the definition of "U.S. Holder" set forth above.

U.S. HOLDERS AND NON-U.S. HOLDERS

    The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A U.S. Holder or a Non-U.S. Holder who exchanges an old note for a new note pursuant to the exchange offer will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange.

U.S. HOLDERS

    DISPOSITION OF NEW NOTES. In general, subject to the market discount rules discussed below, a U.S. Holder of a new note will recognize capital gain or loss upon the sale, redemption, retirement, or other disposition of the new note in an amount equal to the difference between the amount realized (except to the extent attributable to accrued but unpaid interest) upon such disposition and the holder's adjusted tax basis in the new note. Such capital gain or loss will be long-term if the holder's holding period in the new note exceeds one year. A claim for a deduction in respect of any capital loss recognized in such disposition may be subject to limitations.

    MARKET DISCOUNT. U.S. Holders of notes, other than a purchaser of old notes in the original offering, should be aware that the resale of the new notes may be affected by the market discount provisions of the Internal Revenue Code. A Note will have "market discount" if its stated redemption price at maturity exceeds its tax basis in the hands of the holder immediately after its acquisition by more than a statutorily-defined DE MINIMIS amount. Under the market discount rules, gain recognized upon the sale or other disposition (including a partial redemption) of new notes received in exchange for old notes with market discount will generally be treated as ordinary income to the extent of the market discount accrued during your period of ownership of the old notes and new notes. In addition, a U.S. Holder of notes who acquired a note at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such note until the holder disposes of such note in a taxable transaction. If a holder of such note elects to include market discount in income currently, both of the foregoing rules would not apply.

NON-U.S. HOLDERS

    PAYMENTS OF INTEREST. Interest that we pay to Non-U.S. Holders will not be subject to United States federal income or withholding tax provided that:

    - such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

    - such holder is not a controlled foreign corporation related to us through stock ownership, a foreign tax-exempt organization or foreign private foundation for United States federal income tax purposes, and

    - the requirements of section 871(h) or 881(c) of the Internal Revenue Code are satisfied as described below under the heading "Owner's Statement Requirement."

Notwithstanding the above, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to (a) United States federal income tax on interest that is effectively connected with the conduct of such trade or business and (b) if the Non-U.S. Holder is a corporation, a United States branch profits tax equal to 30% of its "effectively connected earnings and profits" as adjusted for the taxable year.

    GAIN ON DISPOSITION. A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption, or other disposition of a new note unless (a) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (b) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and other specified requirements are met. Any such gain that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person and, if such holder is a corporation, such gain may also be subject to the 30% United States branch profits tax described above.

    FEDERAL ESTATE TAXES. A new note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States Federal estate tax as a result of such individual's death, provided that (a) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and (b) the interest accrued on the new note was not effectively connected with a United States trade or business of the individual at time of the individual's death.

    OWNER'S STATEMENT REQUIREMENT. Sections 871(h) and 881(c) of the Internal Revenue Code require that either the beneficial owner of the new note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds the new note on behalf of such owner file a statement with us or our agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of United States federal income tax. Under current regulations, this requirement will be satisfied if we or our agent receives (a) a statement (an "Owner's Statement") from the beneficial owner of a new note certifying under penalties of perjury that such owner is not a United States person and that provides such owner's name and address or (b) a statement from the Financial Institution holding the new note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner's Statement together with a copy of the Owner's Statement. The beneficial owner must inform us or our agent (or, in the case of a statement described in clause (b) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner's Statement.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. Current United States federal income tax law provides that in the case of payments of interest to Non-U.S. holders, the 31% backup withholding tax will not apply to payments made outside the United States by us or a paying agent on a new note if an Owner's Statement is received or an exemption has otherwise been established, provided in each case that we or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

    Under current Treasury regulations, payments of the proceeds of the sale of a new note to or through a foreign office of a "broker" will not be subject to backup withholding but will be subject to information reporting if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50% or more of whose gross income is from a United States trade or business for a specific three-year period, or, with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in United States Treasury regulations) who, in the aggregate, hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business unless the broker has in its records documentary evidence that the holder is not a United States person and specified conditions are met or the holder otherwise establishes an exemption. Payment of the proceeds of a sale to or through the United States office of a broker is subject to backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

    The United States Treasury Department has promulgated final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under the Final Regulations, special rules apply which permit the shifting of primary responsibility for withholding to specified financial intermediaries acting on behalf of beneficial owners and would alter the rules applicable to certain partnerships by requiring partners, rather than the partnership, to provide the Owner's Statement. The Final Regulations are generally effective for payments made after December 31, 2000, subject to transition rules.

                              PLAN OF DISTRIBUTION


    Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.


    We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market or in negotiated transactions or a combination of such methods of resale, at market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


    For a period of up to 180 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the new notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the new notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

    In connection with the exchange offer, Woodburn & Wedge, Reno, Nevada, is acting as our special counsel, as to matters of Nevada law, and Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, is acting as our special counsel as to matters of New York law.

                                    EXPERTS

    Our consolidated financial statements and the related financial statement schedule, as of May 31, 1999 and 2000, and for each of the years in the three-year period ended May 31, 2000, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG LLP refer to a change in the method of accounting for start-up costs in fiscal 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NOTES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION WHERE IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE USING THE PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO IS CORRECT AFTER THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Where You May Find More
  Information.........................     ii

Incorporation of Documents
  by Reference........................     ii

Prospectus Summary....................      1

Risk Factors..........................      8

Use of Proceeds.......................     18

Capitalization........................     19

Selected Financial Information........     20

The Exchange Offer....................     21

Description of Notes..................     28

United States Federal Income Tax
  Consequences........................     52

Plan of Distribution..................     55

Legal Matters.........................     55

Experts...............................     55

                                TENET HEALTHCARE
                                  CORPORATION

                          9 1/4% SERIES B SENIOR NOTES
                                    DUE 2010

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                               SEPTEMBER 25, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.751 of the Nevada Revised Statutes Annotated ("Nevada RSA") provides generally, and in pertinent part, that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 78.751 of the Nevada RSA further provides that, in connection with the defense or settlement of any action by or in the right of a Nevada corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation.
Section 78.751 of the Nevada RSA further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

    Article IX of the our Restated By-Laws, as amended, provides that we will indemnify our directors and officers to the fullest extent permitted by Nevada law. We have entered into indemnification agreements with each of our directors and executive officers. Such indemnification agreements are intended to provide a contractual right to indemnification, to the maximum extent permitted by law, for expenses (including attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with any proceeding (including, to the extent permitted by applicable law, any derivative action) to which they are, or are threatened to be made, a party by reason of their status in such positions. Such indemnification agreements do not change the basic legal standards for indemnification set forth under Nevada law or our Restated Articles of Incorporation, as amended (the "Articles"). Such agreements are intended to be in furtherance, and not in limitation of, the general right to indemnification provided in the Articles.

    Section 78.037 of the Nevada RSA provides that the articles of incorporation of a Nevada corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that such provisions shall not eliminate or limit the liability of a director or officer (1) for acts or omissions which involve intentional misconduct or a knowing violation of law, or (2) under Section 78.300 of the Nevada RSA (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock). Article X of the Articles contains a provision eliminating the liability of directors and officers to the extent permitted under Section 78.037 of the Nevada RSA.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


  *1.1    Purchase Agreement, dated June 13, 2000, among the
            Registrant and Donaldson, Lufkin & Jenrette Securities
            Corporation, J.P. Morgan Securities Inc., Banc of America
            Securities LLC and Merrill Lynch, Pierce, Fenner & Smith
            Incorporated

   3.1    Restated Articles of Incorporation of Registrant, as amended
            October 13, 1987 and June 22, 1995 (Incorporated by reference to Exhibit 3(a) to Registrant's Annual Report on
            Form 10-K, dated August 15, 2000, for the fiscal year ended May 31, 1999)

   3.2    Restated Bylaws of Registrant, as amended October 6, 1999
            (Incorporated by reference to Exhibit 3(b) to Registrant's
            Annual Report on Form 10-K, dated August 15, 2000, for the fiscal year ended May 31, 1999)

   4.1    Indenture, dated as of March 1, 1995, between Registrant and
            The Bank of New York, as Trustee, relating to 9 5/8%
            Senior Notes due 2002 (Incorporated by reference to
            Exhibit 4(a) to Registrant's Annual Report on Form 10-K,
            dated August 15, 2000, for the fiscal year ended May 31,
            1999)

   4.2 First Supplemental Indenture, dated as of October 30, 1995, between Registrant and The Bank of New York, as Trustee, relating to 9 5/8% Senior Notes due 2002 (Incorporated by reference to Exhibit 4(c) to Registrant's Annual Report on
            Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997)

   4.3 Second Supplemental Indenture, dated as of August 21, 1997, between Registrant and The Bank of New York, as Trustee, relating to 9 5/8% Senior Notes due 2002 (Incorporated by reference to Exhibit 4(d) to Registrant's Annual Report on
            Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997)

   4.4 Third Supplemental Indenture, dated as of May 7, 1998, between Registrant and The Bank of New York, as Trustee, relating to the 9 5/8% Senior Notes due 2002 (Incorporated by reference to Exhibit 4.9 to Registration Statement on Form S-4 (Registration No. 333-64157), as filed with the
            SEC on September 24, 1998)

   4.5    Indenture, dated as of March 1, 1995, between Registrant and
            The Bank of New York, as Trustee, relating to 10 1/8%
            Senior Subordinated Notes due 2005 (Incorporated by reference to Exhibit 4(d) to Registrant's Annual Report on
            Form 10-K, dated August 15, 2000, for the fiscal year ended May 31, 1999)

   4.6 First Supplemental Indenture, dated as of October 27, 1995, between Registrant and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2005
            (Incorporated by reference to Exhibit 4(f) to Registrant's
            Annual Report on Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997)

   4.7 Second Supplemental Indenture, dated as of August 21, 1997, between Registrant and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2005
            (Incorporated by reference to Exhibit 4(g) to Registrant's
            Annual Report on Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997)

   4.8 Third Supplemental Indenture, dated as of May 7, 1998, between Registrant and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2005
            (Incorporated by reference to Exhibit 4.13 to Registration
            Statement on Form S-4 (Registration No. 333-64157), as filed with the SEC on September 24, 1998)

   4.9    Indenture, dated as of October 16, 1995, between Registrant and The Bank of New York, as Trustee, relating to 8 5/8%
            Senior Notes due 2003 (Incorporated by reference to
            Exhibit 4(d) to Registrant's Annual Report on Form 10-K,
            dated August 26, 1996, for the fiscal year ended May 31,
            1996)


   4.10 First Supplemental Indenture, dated as of October 30, 1995, between Registrant and The Bank of New York, as Trustee, relating to 8 5/8% Senior Notes due 2003 (Incorporated by reference to Exhibit 4(i) to Registrant's Annual Report on
            Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997)

   4.11 Second Supplemental Indenture, dated as of August 21, 1997, between Registrant and The Bank of New York, as Trustee, relating to 8 5/8% Senior Notes due 2003 (Incorporated by reference to Exhibit 4(j) to Registrant's Annual Report on
            Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997)

   4.12 Indenture, dated as of January 10, 1996, between Registrant and The Bank of New York, as Trustee, relating to 6%
            Exchangeable Subordinated Notes due 2005 (Incorporated by reference to Exhibit 4(a) to Registrant's Quarterly Report on Form 10-Q, dated January 15, 1996, for the fiscal quarter ended November 30, 1995)

   4.13   Escrow Agreement, dated as of January 10, 1996, among
            Registrant, NME Properties, Inc., NME Property
            Holding Co., Inc. and The Bank of New York, as Escrow
            Agent (Incorporated by reference to Exhibit 4(b)to
            Registrant's Quarterly Report on Form 10-Q, dated as of
            January 15, 1996, for the fiscal quarter ended
            November 30, 1995)

   4.14   Indenture, dated January 15, 1997, between Registrant and
            The Bank of New York, as Trustee, relating to 7 7/8%
            Senior Notes due 2003 (Incorporated by reference to
            Exhibit 4(m) to Registrant's Annual Report on Form 10-K,
            dated August 27, 1997, for the fiscal year ended May 31,
            1997)

   4.15   Indenture, dated January 15, 1997, between Registrant and
            The Bank of New York, as Trustee, relating to 8% Senior
            Notes due 2005 (Incorporated by reference to Exhibit 4(n) to Registrant's Annual Report on Form 10-K, dated
            August 27, 1997, for the fiscal year ended May 31, 1997)

   4.16   Indenture, dated January 15, 1997, between Registrant and
            The Bank of New York, as Trustee, relating to 8 5/8%
            Senior Subordinated Notes due 2007 (Incorporated by reference to Exhibit 4(o) to Registrant's Annual Report on
            Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997)

   4.17   Indenture, dated May 21, 1998, between Registrant and The
            Bank of New York, as Trustee, relating to 7 5/8% Senior
            Notes due 2008 (Incorporated by reference to Exhibit 4(o) to Registrant's Annual Report on Form 10-K, dated
            August 27, 1998, for the fiscal year ended May 31, 1998)

   4.18   Indenture, dated May 21, 1998, between Registrant and The
            Bank of New York, as Trustee, relating to 8 1/8% Senior
            Subordinated Notes due 2008 (Incorporated by reference to
            Exhibit 4(p) to Registrant's Annual Report on Form 10-K,
            dated August 27, 1998, for the fiscal year ended May 31,
            1998)

   4.19   Indenture, dated June 16, 2000, between Registrant and The
            Bank of New York, as Trustee, relating to 9 1/4% Senior
            Notes due 2010 (the "9 1/4% Note") (Incorporated by reference to Exhibit 4(q) to Registrant's Annual Report on
            Form 10-K, dated August 15, 2000, for the fiscal year ended May 31, 1999)

  *4.20   Registration Rights Agreement, dated as of June 16, 2000,
            among Registrant and the Initial Purchasers named therein

   4.21   Form of 9 1/4% Note (included in Exhibit 4.19)

 **5.1    Opinion of Woodburn & Wedge ("Woodburn")

 **5.2    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
            ("Skadden Arps")

 *12.1    Statement regarding the computation of ratio of earnings to fixed charges for the Registrant


**23.1    Consent of KPMG LLP

**23.2    Consent of Woodburn (included in Exhibit 5.1)

**23.3    Consent of Skadden Arps (included in Exhibit 5.2)

 *24.1    Power of Attorney (included on signature page of the
            Registration Statement)

 *25.1    Statement of Eligibility on Form T-1 of The Bank of New
            York, as the Trustee under the indenture relating to the
            9 1/4% Notes

 *99.1    Form of Letter of Transmittal

 *99.2    Form of Notice of Guaranteed Delivery

 *99.3    Form of Letter of Brokers, Dealers, Commercial Banks, Trust
            Companies and other Nominees

 *99.4    Form of Letter to Clients

 *99.5    Guidelines for Certification of Taxpayer Identification
            Number on Substitute Form W-9

 *99.6    Form of Exchange Agent Agreement


------------------------


*   Previously filed



**  Filed herewith


ITEM 22.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act as amended (the "Securities Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California on September 25, 2000.



                                                       TENET HEALTHCARE CORPORATION

                                                       By:  /s/ RICHARD B. SILVER
                                                            -----------------------------------------
                                                            Name: Richard B. Silver
                                                            Title: SENIOR VICE PRESIDENT, SECRETARY
                                                            AND ASSISTANT GENERAL COUNSEL



    Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on September 25, 2000:


                      SIGNATURE                                            TITLE
                      ---------                                            -----
              /s/ JEFFREY C. BARBAKOW*
     -------------------------------------------       Chairman, Chief Executive Officer and Director
                 Jeffrey C. Barbakow                     (Principal Executive Officer)

                /s/ DAVID L. DENNIS*                   Vice Chairman, Chief Corporate Officer and
     -------------------------------------------         Chief Financial Officer (Principal Financial
                   David L. Dennis                       Officer)

                /s/ THOMAS B. MACKEY*
     -------------------------------------------       Chief Operating Officer (Principal Operating
                  Thomas B. Mackey                       Officer)

              /s/ RAYMOND L. MATHIASEN*
     -------------------------------------------       Executive Vice President and Chief Accounting
                Raymond L. Mathiasen                     Officer (Principal Accounting Officer)

             /s/ LAWRENCE BIONDI, S.J.*
     -------------------------------------------                          Director
               Lawrence Biondi, S.J.

               /s/ BERNICE B. BRATTER*
     -------------------------------------------                          Director
                 Bernice B. Bratter

              /s/ SANFORD CLOUD, JR.*
     -------------------------------------------                          Director
                 Sanford Cloud, Jr.

                      SIGNATURE                                            TITLE
                      ---------                                            -----
               /s/ MAURICE J. DEWALD*
     -------------------------------------------                          Director
                  Maurice J. DeWald

             /s/ MICHAEL H. FOCHT, SR.*
     -------------------------------------------                          Director
               Michael H. Focht, Sr.

                 /s/ RAYMOND A. HAY*
     -------------------------------------------                          Director
                   Raymond A. Hay

                /s/ VAN B. HONEYCUTT*
     -------------------------------------------                          Director
                  Van B. Honeycutt

                 /s/ LESTER B. KORN*
     -------------------------------------------                          Director
                   Lester B. Korn

              /s/ FLOYD D. LOOP, M.D.*
     -------------------------------------------                          Director
                Floyd D. Loop, M.D.


*By:                 /s/ JEFFREY C. BARBAKOW
             --------------------------------------
                       Jeffrey C. Barbakow
                        ATTORNEY-IN-FACT


  *1.1    Purchase Agreement, dated June 13, 2000, among the
            Registrant and Donaldson, Lufkin & Jenrette Securities
            Corporation, J.P. Morgan Securities Inc., Banc of America
            Securities LLC and Merrill Lynch, Pierce, Fenner & Smith
            Incorporated

   3.1    Restated Articles of Incorporation of Registrant, as amended
            October 13, 1987 and June 22, 1995 (Incorporated by reference to Exhibit 3(a) to Registrant's Annual Report on
            Form 10-K, dated August 15, 2000, for the fiscal year ended May 31, 1999)

   3.2    Restated Bylaws of Registrant, as amended October 6, 1999
            (Incorporated by reference to Exhibit 3(b) to Registrant's
            Annual Report on Form 10-K, dated August 15, 2000, for the fiscal year ended May 31, 1999)

   4.1    Indenture, dated as of March 1, 1995, between Registrant and
            The Bank of New York, as Trustee, relating to 9 5/8%
            Senior Notes due 2002 (Incorporated by reference to
            Exhibit 4(a) to Registrant's Annual Report on Form 10-K,
            dated August 15, 2000, for the fiscal year ended May 31,
            1999)

   4.2 First Supplemental Indenture, dated as of October 30, 1995, between Registrant and The Bank of New York, as Trustee, relating to 9 5/8% Senior Notes due 2002 (Incorporated by reference to Exhibit 4(c) to Registrant's Annual Report on
            Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997)

   4.3 Second Supplemental Indenture, dated as of August 21, 1997, between Registrant and The Bank of New York, as Trustee, relating to 9 5/8% Senior Notes due 2002 (Incorporated by reference to Exhibit 4(d) to Registrant's Annual Report on
            Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997)

   4.4 Third Supplemental Indenture, dated as of May 7, 1998, between Registrant and The Bank of New York, as Trustee, relating to the 9 5/8% Senior Notes due 2002 (Incorporated by reference to Exhibit 4.9 to Registration Statement on Form S-4 (Registration No. 333-64157), as filed with the
            SEC on September 24, 1998)

   4.5    Indenture, dated as of March 1, 1995, between Registrant and
            The Bank of New York, as Trustee, relating to 10 1/8%
            Senior Subordinated Notes due 2005 (Incorporated by reference to Exhibit 4(d) to Registrant's Annual Report on
            Form 10-K, dated August 15, 2000, for the fiscal year ended May 31, 1999)

   4.6 First Supplemental Indenture, dated as of October 27, 1995, between Registrant and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2005
            (Incorporated by reference to Exhibit 4(f) to Registrant's
            Annual Report on Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997)

   4.7 Second Supplemental Indenture, dated as of August 21, 1997, between Registrant and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2005
            (Incorporated by reference to Exhibit 4(g) to Registrant's
            Annual Report on Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997)

   4.8 Third Supplemental Indenture, dated as of May 7, 1998, between Registrant and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2005
            (Incorporated by reference to Exhibit 4.13 to Registration
            Statement on Form S-4 (Registration No. 333-64157), as filed with the SEC on September 24, 1998)

   4.9    Indenture, dated as of October 16, 1995, between Registrant and The Bank of New York, as Trustee, relating to 8 5/8%
            Senior Notes due 2003 (Incorporated by reference to
            Exhibit 4(d) to Registrant's Annual Report on Form 10-K,
            dated August 26, 1996, for the fiscal year ended May 31,
            1996)

   4.10 First Supplemental Indenture, dated as of October 30, 1995, between Registrant and The Bank of New York, as Trustee, relating to 8 5/8% Senior Notes due 2003 (Incorporated by reference to Exhibit 4(i) to Registrant's Annual Report on
            Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997)


   4.11 Second Supplemental Indenture, dated as of August 21, 1997, between Registrant and The Bank of New York, as Trustee, relating to 8 5/8% Senior Notes due 2003 (Incorporated by reference to Exhibit 4(j) to Registrant's Annual Report on
            Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997)

   4.12 Indenture, dated as of January 10, 1996, between Registrant and The Bank of New York, as Trustee, relating to 6%
            Exchangeable Subordinated Notes due 2005 (Incorporated by reference to Exhibit 4(a) to Registrant's Quarterly Report on Form 10-Q, dated January 15, 1996, for the fiscal quarter ended November 30, 1995)

   4.13   Escrow Agreement, dated as of January 10, 1996, among
            Registrant, NME Properties, Inc., NME Property
            Holding Co., Inc. and The Bank of New York, as Escrow
            Agent (Incorporated by reference to Exhibit 4(b)to
            Registrant's Quarterly Report on Form 10-Q, dated as of
            January 15, 1996, for the fiscal quarter ended
            November 30, 1995)

   4.14   Indenture, dated January 15, 1997, between Registrant and
            The Bank of New York, as Trustee, relating to 7 7/8%
            Senior Notes due 2003 (Incorporated by reference to
            Exhibit 4(m) to Registrant's Annual Report on Form 10-K,
            dated August 27, 1997, for the fiscal year ended May 31,
            1997)

   4.15   Indenture, dated January 15, 1997, between Registrant and
            The Bank of New York, as Trustee, relating to 8% Senior
            Notes due 2005 (Incorporated by reference to Exhibit 4(n) to Registrant's Annual Report on Form 10-K, dated
            August 27, 1997, for the fiscal year ended May 31, 1997)

   4.16   Indenture, dated January 15, 1997, between Registrant and
            The Bank of New York, as Trustee, relating to 8 5/8%
            Senior Subordinated Notes due 2007 (Incorporated by reference to Exhibit 4(o) to Registrant's Annual Report on
            Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997)

   4.17   Indenture, dated May 21, 1998, between Registrant and The
            Bank of New York, as Trustee, relating to 7 5/8% Senior
            Notes due 2008 (Incorporated by reference to Exhibit 4(o) to Registrant's Annual Report on Form 10-K, dated
            August 27, 1998, for the fiscal year ended May 31, 1998)

   4.18   Indenture, dated May 21, 1998, between Registrant and The
            Bank of New York, as Trustee, relating to 8 1/8% Senior
            Subordinated Notes due 2008 (Incorporated by reference to
            Exhibit 4(p) to Registrant's Annual Report on Form 10-K,
            dated August 27, 1998, for the fiscal year ended May 31,
            1998)

   4.19   Indenture, dated June 16, 2000, between Registrant and The
            Bank of New York, as Trustee, relating to 9 1/4% Senior
            Notes due 2010 (the "9 1/4% Note") (Incorporated by reference to Exhibit 4(q) to Registrant's Annual Report on
            Form 10-K, dated August 15, 2000, for the fiscal year ended May 31, 1999)

  *4.20   Registration Rights Agreement, dated as of June 16, 2000,
            among Registrant and the Initial Purchasers named therein

   4.21   Form of 9 1/4% Note (included in Exhibit 4.19)

 **5.1    Opinion of Woodburn & Wedge ("Woodburn")

 **5.2    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
            ("Skadden Arps")

 *12.1    Statement regarding the computation of ratio of earnings to fixed charges for the Registrant

**23.1    Consent of KPMG LLP

**23.2    Consent of Woodburn (included in Exhibit 5.1)

**23.3    Consent of Skadden Arps (included in Exhibit 5.2)

 *24.1    Power of Attorney (included on signature page of the
            Registration Statement)


 *25.1    Statement of Eligibility on Form T-1 of The Bank of New
            York, as the Trustee under the indenture relating to the
            9 1/4% Notes

 *99.1    Form of Letter of Transmittal

 *99.2    Form of Notice of Guaranteed Delivery

 *99.3    Form of Letter of Brokers, Dealers, Commercial Banks, Trust
            Companies and other Nominees

 *99.4    Form of Letter to Clients

 *99.5    Guidelines for Certification of Taxpayer Identification
            Number on Substitute Form W-9

 *99.6    Form of Exchange Agent Agreement

------------------------


*   Previously filed



**  Filed herewith